Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

GOODMAN NETWORKS INCORPORATED,

CELLULAR SPECIALTIES, INC.

and

for the purposes of Articles VII and IX, the

VOTING TRUSTEES and the

VOTING SHAREHOLDERS

Dated as of February 28, 2013

Page

ARTICLE I DEFINITIONS		1

1.1	Certain Definitions	1

1.2	Terms Defined Elsewhere in this Agreement	10

1.3	Other Definitional and Interpretive Matters	12

ARTICLE II PURCHASE AND SALE OF PURCHASED ASSETS; ASSUMPTION OF ASSUMED LIABILITIES		13

2.1	Purchase and Sale of Assets	13

2.2	Excluded Assets	15

2.3	Assumption of Liabilities	15

2.4	Excluded Liabilities	15

2.5	Further Conveyances and Assumptions; Consent of Third Parties	17

2.6	Proration of Certain Expenses	18

2.7	Receivables	18

ARTICLE III CONSIDERATION		19

3.1	Consideration	19

3.2	Payment of Cash Payment	19

3.3	Net Working Capital Purchase Price Adjustment	19

3.4	Earn-Out Payments	21

3.5	Tax Treatment	25

ARTICLE IV CLOSING MATTERS		25

4.1	Closing Time	25

4.2	Seller Actions and Deliverables	26

4.3	Purchaser Actions and Deliverables	27

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER		28

5.1	Organization and Good Standing; Subsidiaries	28

5.2	Authorization of Agreement; Ownership of Seller	28

5.3	Conflicts; Consents of Third Parties	29

5.4	Financial Statements	30

5.5	No Undisclosed Liabilities	30

5.6	Title to Purchased Assets; Sufficiency; Fair Consideration	31

i

(continued)

ii

(continued)

iii

Exhibits

A	Form of Assignment and Assumption Agreement
B	Form of Bill of Sale
C	Form of Non-Competition Agreement
D	Form of Employment Agreement
E	Form of Consulting Agreement
F	Form of Escrow Agreement
G	Form of Supply Agreement
H	Form of Transition Services Agreement
I	Form of Sublease – 150 Dow Court, Manchester, NH
J	Sample Earn-Out Payment Calculations
K	Balance Sheet Accounts included in Net Working Capital

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of February 28, 2013, is being entered into by and among Goodman Networks Incorporated, a Texas corporation (“Purchaser”), Cellular Specialties, Inc., a New Hampshire corporation (“Seller”), and, solely for the purpose of Articles VII and IX, each of Scott T. Goodrich, Kelley R. Carr, Fred N.S. Goodrich and R. Bruce Wilson (each a “Voting Trustee” and together the “Voting Trustees”) and R. Bruce Wilson, Trustee of the R. Bruce Wilson Living Trust dated July 24, 2006, Kelley R. Carr, Trustee of the Kelley R. Carr Trust u/t/d December 28, 2000, Fred N.S. Goodrich, Trustee of the Fred N.S. Goodrich 1980 Revocable Trust Indenture, and Scott T. Goodrich, Trustee of the Scott T. Goodrich Trust 2011, dated March 25, 2011 (each a “Voting Shareholder” and together the “Voting Shareholders”).

W I T N E S S E T H:

WHEREAS, Seller presently conducts the Business;

WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Seller, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein;

WHEREAS, the Voting Shareholders have approved Seller’s entering into this Agreement and its performance of its obligations hereunder; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“2013 Contribution Profit” means the Gross Profit for the twelve (12) months ended December 31, 2013 minus the Selling Costs for the twelve (12) months ended December 31, 2013 minus the Corporate Allocation for the twelve (12) months ended December 31, 2013. An example of this calculation is set forth in Exhibit J.

“2014 Contribution Profit” means the Gross Profit for the twelve (12) months ended December 31, 2014 minus the Selling Costs for the twelve (12) months ended December 31, 2014 minus the Corporate Allocation for the twelve (12) months ended December 31, 2014. An example of this calculation is set forth in Exhibit J.

“2015 Contribution Profit” means the Gross Profit for the twelve (12) months ended December 31, 2015 minus the Selling Costs for the twelve (12) months ended December 31, 2015 minus the Corporate Allocation for the twelve (12) months ended December 31, 2015. An example of this calculation is set forth in Exhibit J.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under applicable Law.

“Business” means the business of the Custom Solutions Group of Seller, which provides indoor and outdoor wireless Distributed Antenna System and Wi-Fi solutions, services, consultations and maintenance and, for the avoidance of doubt, does not include Seller’s Product Business.

“Business Day” means any day of the year other than a Saturday or Sunday or any day on which the Federal Reserve Bank of Dallas is closed.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, as amended.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information with respect to the Business, including methods of operation, customer lists, products, prices, fees, costs, Technology, inventions, trade secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

“Consolidated Tax Return” means all Tax Returns relating to Taxes of a consolidated, combined or unitary group which includes Seller.

“Contract” means, as specifically related to the Business, any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Contribution Profit” refers to 2013 Contribution Profit, 2014 Contribution Profit or 2015 Contribution Profit as applicable.

“Corporate Allocation” means eight percent (8%) of the gross revenue of the Acquired Business calculated in conformity with GAAP as applied in accordance with the Purchaser’s corporate accounting policies.

“Data Room” means the online data room maintained on behalf of Seller by R.R. Donnelley & Sons Company.

“Documents” means, as specifically related to the Business, all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (e.g., design specifications, functional requirements, operating instructions, logic manuals, flow charts), user documentation (e.g., installation guides, user manuals, training materials, release notes, working papers), marketing documentation (e.g., sales brochures, flyers, pamphlets, web pages) and other similar materials related to the Business and the Purchased Assets, in each case whether or not in electronic form.

“Employee” means all individuals (including common law employees, independent contractors, individual subcontractors and individual consultants) who are currently employed or engaged by Seller in connection with the Business.

“Environmental Law” means any Law in effect as of the Closing in any way relating to protection of human health and safety, public welfare, the environment, or natural resources, including those Laws relating to the storage, handling and use of chemicals, hazardous substances (as that term is defined by CERCLA) and other hazardous materials, those relating to the generation, processing, treatment, storage, transport, disposal or other management of chemicals, hazardous substances (as that term is defined by CERCLA), hazardous materials or waste materials of any kind, those Laws relating to the release, reporting, discharge, investigation, or remediation of waste materials, hazardous substances (as that term is defined by CERCLA), hazardous materials or waste materials of any kind, and those Laws relating to the protection of threatened or endangered species or environmentally sensitive areas. Environmental Law includes the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and analogous state or local Laws, as each has been amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is or at anytime within the six (6) year period preceding the date of this Agreement would have been treated as a “single employer” with any Seller under Section of 414(b), (c), (m), or (o) of the Code.

“Escrow Agreement” means an agreement by and among the Escrow Agent, Seller and Purchaser substantially in the form attached hereto as Exhibit F.

“Excluded Contracts” means the Contracts set forth on Schedule 1.1(b).

“Final Working Capital” means the Net Working Capital at Closing of the Business as finally determined pursuant to Section 3.3.

“Former Employee” means all individuals (including common law employees, independent contractors, individual subcontractors and individual consultants) who were employed or engaged by Seller in connection with the Business during the past three (3) years but who are no longer so employed or engaged on the date hereof.

“Furniture and Equipment” means all furniture, fixtures, furnishings, machinery, tools, equipment, vehicles, rolling stock, leasehold improvements, and other tangible personal property of every kind owned, leased or used by Seller in the conduct of the Business (wherever located, including customer locations), a list of which is set forth on Schedule 1.1(c) hereto, including all artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, fax machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies, together with any maintenance records and other documents relating thereto.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Gross Profit” means gross revenue of the Acquired Business minus costs of goods sold of the Acquired Business calculated in conformity with GAAP as applied in accordance with the Purchaser’s corporate accounting policies.

“Hardware” means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks of the Business.

“Hazardous Material” means any substance, material or waste which is regulated because of its effect or potential effect on public health or the environment, including any material, substance or waste which is recycled, or which is defined as a “hazardous waste,”

“hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “solid waste,” “pollutant or contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum or any fraction thereof, petroleum products, natural gas, natural gas liquids, liquefied natural gas or synthetic gas, asbestos, mold, asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business, other than the current liability portion of any indebtedness for borrowed money); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends; prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock (or other equity) of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means as specifically related to the Business all right, title and interest in or relating to intellectual property related to the Business, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) patents and applications therefor, including continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof (collectively, “Patents”); (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) copyrights and mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); (iv) trade secrets and other proprietary Confidential Information (“Trade Secrets”); (v) other intellectual property rights arising from or relating to Technology, and (vi) Contracts granting any right relating to or under the foregoing.

“Intellectual Property Licenses” means (i) any grant by Seller to another Person of any right relating to or under the Purchased Intellectual Property and (ii) any grant by another Person to Seller of any right relating to or under any third Person’s Intellectual Property.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Purchaser” (or other words to that effect) means the actual knowledge of a fact or matter of any of John A. Goodman, Ron B. Hill, Randal S. Dumas, Skip Hulett and Scott E. Pickett, or a fact or matter or awareness that any of John A. Goodman, Ron B. Hill, Randal S. Dumas, Skip Hulett and Scott E. Pickett should have reasonably discovered, or otherwise become aware of that fact or matter, in the ordinary course of the business of Purchaser; provided, however, that Knowledge of Purchaser shall not be construed to impose any duty on John A. Goodman, Ron B. Hill, Randal S. Dumas, Skip Hulett or Scott E. Pickett to investigate the matter to which such knowledge or absence thereof pertains.

“Knowledge of Seller” (or other words to that effect) means the actual knowledge of a fact or matter of any of the Voting Trustees, or a fact or matter or awareness that any of the Voting Trustees should have reasonably discovered, or otherwise become aware of that fact or matter, in the Ordinary Course of the Business; provided, however, that Knowledge of Seller shall not be construed to impose any duty on any of the Voting Trustees to investigate the matter to which such knowledge or absence thereof pertains.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, mediation, investigation, inquiry, proceeding or claim (including any counterclaim) by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any equity holder or similar agreement, encumbrance or any other restriction or limitation whatsoever, including any Contract granting any of the foregoing.

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, (i) would have or could reasonably be expected to have an adverse effect of $1,000,000 or more on the Business’s historical or near-term projected business, operations, prospects, assets, liabilities, condition (financial or otherwise) or results of operations (including cash flow), (ii) would or could reasonably be expected to prevent or materially impair or substantially delay the ability of Seller to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement or the Seller Documents, or (iii) would or could reasonably be expected to be materially adverse to the ability of Purchaser to operate the Business immediately after the Closing substantially in the manner as the Business was operated by Seller immediately prior to the Closing. For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to the term Material Adverse Effect.

“Net Working Capital” means the current assets of the Business reduced by the current liabilities of the Business as set forth on Exhibit K, in each case as determined in conformity with GAAP, including using the percentage of completion method of accounting for determining income recognition.

“Non-Voting Shareholders” are the owners of the non-voting common shares of Seller as listed on Schedule 1.1(d) hereto. The term Non-Voting Shareholders shall not include any of the Voting Shareholders.

“Open Source Software” means any Software that is subject to the terms of any license agreement in a manner that requires that such Software, or other Software incorporated into, derived from or distributed with such Software, be (a) disclosed or distributed in source code form; (b) licensed for the purpose of making derivative works; or (c) redistributable at no charge. Without limiting the foregoing, any Software that is subject to the terms of any of the licenses certified by the Open Source Initiative and listed on its website (www.opensource.org) is Open Source Software.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business, as conducted by Seller, through the date hereof consistent with past practice.

“Permits” means, as specifically related to the Business, any approvals, authorizations, consents, licenses, registrations, variances, permits or certificates granted by or obtained from a Governmental Body, and applications therefor and renewals thereof.

“Permitted Exceptions” means (i) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (ii) mechanics’, carriers’, workers’ and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Seller Property so encumbered and that are not resulting from a breach, default or violation by Seller of any Contract or Law; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided, that such regulations have not been violated; and (iv) those Liens listed on Schedule 1.1(e) hereto.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Plans” shall mean (i) all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, Contract, or understanding (whether qualified or nonqualified, written or unwritten), and any trust, escrow or other agreement related thereto, which currently is sponsored, established, maintained or contributed to or required to be contributed by Seller or for which Seller has any Liability, contingent or otherwise, and (ii) all “multiemployer plans,” as that term is defined in Section 4001 of ERISA and all “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title IV of ERISA or Section 412 of the Code which Seller or any ERISA Affiliate has maintained or contributed to or been required to contribute to at any time within six (6) years prior to the Closing Time or with respect to which Seller or any ERISA Affiliate has any Liability.

“Product Business” means Seller’s business of developing and selling high quality, reliable in-building amplifiers, repeaters and system components which include antennas, cross band couplers, directional couplers, power dividers and related goods and accessories. Currently, the Product Business provides implementation design, engineering and installation services for the Co-Pilot Beacon product. The providing of implementation design, engineering and installation services for the Co-Pilot Beacon product is permissible and not considered to be a Restricted Business until such time that the Co-Pilot Beacon product can be reasonably serviced by system integrators such as Purchaser, and at such time, implementation design, engineering and installation services for the Co-Pilot Beacon product shall be considered a Restricted Business and Seller shall no longer be permitted to provide such services.

“Purchased Contracts” means the Contracts set forth on Schedule 1.1(a).

“Purchased Intellectual Property” means all Intellectual Property owned, or purported to be owned, by Seller related to or used in connection with the Business.

“Purchased Technology” means all Technology owned, or purported to be owned, by Seller related to or used in connection with the Business.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Documents” means this Agreement and other each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller or any of the Voting Trustees or Voting Shareholders in connection with the transactions contemplated by this Agreement.

“Selling Costs” means the expenses of the sales organization of the Acquired Business, including salaries, commissions, travel and entertainment expenses and other direct selling costs of or by the Acquired Business all as further set forth on Exhibit K.

“Software” means as it specifically relates to the Business any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by Seller or (ii) Seller is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of such Person.

“Target Working Capital” means $6,900,000.

“Tax” or “Taxes” means (i) any federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, escheat and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) any interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any Liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller, or any of its Affiliates.

“Technology” as it specifically relates to the Business means, collectively, Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, tools, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings and registered domain names, website pages and other website development, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

“Territory” means the United States of America and Canada and any other geographical area in which Seller conducts the Business as of the Closing Date.

“Transaction Expenses” means all of the fees and expenses of Seller payable in connection with the transactions contemplated by this Agreement, including (i) fees and expenses of counsel, advisors, brokers, investment banks, accountants, actuaries and experts engaged by or on behalf of Seller, and (ii) any amounts payable to any Employee or Former Employee resulting from or arising out of the consummation of the transactions contemplated hereby (such as severance, termination, change of control or bonuses).

“Treasury Regulations” means the regulations promulgated under the Code.

“Voting Shareholders” are those trusts who are named in the preamble of this Agreement and who are the owners of all of the issued and outstanding voting stock of Seller.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Working Capital Escrow Account” means an amount equal to $803,000.00 (plus interest and investment income, the “Working Capital Escrow Amount”) held in an escrow account pursuant to the terms of the Escrow Agreement as security for Seller’s potential adjustment obligations under Section 3.3, all subject to the disbursement terms contained in the Escrow Agreement.

1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
Acquired Business	3.4(a)
Agreement	Introductory Paragraph
Assignment and Assumption Agreement	4.2(a)
Assumed Liabilities	2.3
Balance Sheet	5.4(a)
Balance Sheet Date	5.4(a)
Basket	9.4(a)
Cap Cash Payment	9.4(b) 3.1

Term	Section
Closing	4.1
Closing Time	4.1
Consulting Agreements	4.2(h)
Copyrights	1.1 (in definition of Intellectual Property)
Deficit	3.3(b)
Earn-Out Determination	3.4(e)
Earn-Out Determination Date	3.4(e)
Earn-Out Payments	3.4(a)
Employment Agreement	4.2(g)
Escrow Agent	9.5
Escrow Agreement	9.5
Excluded Assets	2.2
Excluded Employee	8.1(b)
Excluded Liabilities	2.4
Financial Statements	5.4(a)
First Year Earn-Out Payment	3.4(b)
General Survival Period	9.1
Indemnity Escrow Account	9.5
Indemnity Escrow Amount	9.5
Independent Accountant	3.3(b)
Loss	9.2(a)
Marks	1.1 (in definition of Intellectual Property)
Material Contracts	5.12(a)
Non-Competition Agreements	4.2(f)
Nonassignable Assets	2.5(d)
Supply Agreement	4.2(l)
Patents	1.1 (in definition of Intellectual Property)
Personal Property Leases	5.10(b)
Purchase Price	3.1
Purchased Assets	2.1
Purchaser	Introductory Paragraph
Purchaser Documents	6.2
Purchaser Indemnified Parties	9.2(a)
Purchaser’s Proposed Net Working Capital	3.3(b)
Real Property Lease	5.9(a)
Related Persons	5.20
Request Form	1.1 (in definition of Strategic Customer Contract)
Restricted Business	7.1(a)
Restricted Period	7.1(a)
Second Year Earn-Out Payment	3.4(c)
Seller	Introductory Paragraph
Seller Indemnified Parties	9.2(b)
Seller Marks	7.5
Seller Permits	5.16(b)

Term	Section
Seller Property	5.9(a)
Specified Taxing Authorities	2.3(c)
Sublease	4.2(n)
Survival Period	9.1
Tax Certificates	2.3(c)
Third Party Claim	9.3(b)
Total Consideration	3.1
Trade Secrets	1.1 (in definition of Intellectual Property)
Transfer Taxes	10.1
Transferred Employees	8.1(a)
Transitional Items	2.1(g)
Voting Trustee	Introductory Paragraph
Working Capital Closing Statement	3.3(a)
Working Capital Escrow Amount	1.1 (in definition of Working Capital Escrow Account)
Working Capital Estimate	3.3(a)

1.3 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, then the period in question shall end on the next succeeding Business Day. Subject to the preceding sentences, references in this Agreement to a number of days, other than Business Days, shall mean calendar days.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa, as the context shall require.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Availability. The phrase “made available” with respect to any information or document to be provided by Seller pursuant to the terms of this Agreement shall only be deemed satisfied if a true and complete copy of such information or document (for avoidance of doubt, including all material amendments, waivers, exhibits and schedules thereto) has been posted, by 7:00 p.m. (Eastern Standard Time) on February 19, 2013, to folders in the Data Room.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, then the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS; ASSUMPTION OF ASSUMED LIABILITIES

2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens except for Permitted Exceptions. The “Purchased Assets” shall mean all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of Seller related to the Business, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller (other than the Excluded Assets), including each of the following assets, a list of which is set forth in detail on Schedule 2.1:

(a) all accounts receivable of Seller related to the Business;

(b) all inventory and supplies used or intended to be used primarily in connection with the Business, including raw materials, work in progress, finished goods, manufacturing supplies, office supplies, packaging and related materials;

(c) all tangible personal property used or intended to be used primarily in connection with the Business, including Furniture and Equipment;

(d) all deposits (including customer deposits and security for rent, electricity, telephone or otherwise), claims for refunds, prepaid charges and expenses, including any prepaid rent, rights of offset in respect thereof related to the Business and all retentions or holdbacks of Seller related to the Business;

(e) the Purchased Intellectual Property and the Purchased Technology;

(f) all rights of Seller under the Purchased Contracts, including all claims or causes of action with respect to the Purchased Contracts;

(g) all Documents that are related to the Business including, but not limited to, Documents relating to products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, Purchased Technology, personnel files for Transferred Employees (to the extent permitted by applicable Law) and all files, customer files and documents (including credit information), supplier lists, records, literature and correspondence, whether or not physically located on any of the premises leased by Seller in connection with the Business, including but not limited to historical data related to the Business on the systems set forth on Schedule 2.1(g) hereto (the “Transitional Items”);

(h) all transferable Permits used by Seller in the Business (which includes all transferable Permits necessary to conduct the Business as currently conducted) and all rights, and incidents of interest therein;

(i) all transferable rights of Seller under non-disclosure or confidentiality, non-compete, non-solicitation agreements, assignment agreements or similar agreements with Former Employees, Employees and agents of Seller or with third parties to the extent relating to the Business or the Purchased Assets (or any portion thereof) to the extent transferable under such agreements;

(j) all rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to Seller related to the Business or to the extent affecting any Purchased Assets;

(k) all claims, counterclaims, causes of action, rights or recourse of Seller against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or non-contingent to the extent transferable; and

(l) all goodwill and other intangible assets associated with the Business, including the goodwill associated with the Purchased Intellectual Property.

2.2 Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets. The “Excluded Assets” shall mean each of the following assets:

(a) the Excluded Contracts;

(b) all minute books, organizational documents, stock registers and such other books and records of Seller as they pertain to the ownership, organization or existence of Seller and duplicate copies of such records as are necessary to enable Seller to prepare and file tax returns and reports;

(c) all amounts deposited in, and the assets of, all Plans;

(d) all assets, rights, contracts and agreements related to Seller’s Product Business;

(e) Seller’s internet domain name; and

(f) all other Seller business assets, rights, contracts and agreements which are Transitional Items, except for historical data related to the Business on the systems relating to the Transitional Items.

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume, effective as of the Closing, only the following liabilities of Seller (collectively, the “Assumed Liabilities”):

(a) all Liabilities of Seller under the Purchased Contracts that arise out of or relate to the period from and after the Closing Time;

(b) all trade accounts payable of Seller related to the Business incurred in the Ordinary Course of Business and listed on Schedule 2.3(b); and

(c) up to the first $684,000 of Taxes that are sales, use or property Taxes arising on or after January 1, 2006 through December 31, 2009 incurred in connection with the Business and owed by Seller to any Taxing Authority for the jurisdictions identified on Schedule 2.3(c)(i) (the “Specified Taxing Authorities”) and which are not covered or purported to be covered by the state and/or multi-state sales and use tax exemption certificates from AT&T, Verizon and Sprint set forth on Schedule 2.3(c)(ii) (the “Tax Certificates”), whether or not such Tax Certificates are ultimately determined to be valid.

2.4 Excluded Liabilities. Notwithstanding any provision herein to the contrary, Purchaser shall not assume, succeed to, be liable for, be subject to, or be obligated for, nor shall the Purchased Assets be subject to, any Excluded Liabilities. Seller shall timely perform, satisfy and discharge in accordance with their respective terms all Excluded Liabilities. “Excluded

Liabilities” shall mean all Liabilities of Seller arising out of, relating to or otherwise in respect of the Business on or before the Closing Time and all other Liabilities of Seller other than the Assumed Liabilities including, but not limited to, the following Excluded Liabilities:

(a) all Liabilities in respect of any products sold and/or services performed by Seller on or before the Closing Time;

(b) all Liabilities, to the extent arising out of or otherwise related to (i) the ownership or operation by Seller of (A) the Leased Real Property (or any condition thereon) on or prior to the Closing Time (including (i) the Release or continuing Release (if existing as of the Closing) of any Hazardous Material, regardless of by whom or (ii) any noncompliance with Environmental Laws), (B) the Business on or prior to the Closing Time, (C) the Excluded Assets or any other real property formerly owned, operated, leased or otherwise used by Seller or (ii) from the offsite transportation, storage disposal, treatment or recycling of Hazardous Material generated by and taken offsite by or on behalf of Seller prior to and through the Closing Time;

(c) all Liabilities arising out of, relating to or with respect to (i) the employment (including, without limitation, terms and conditions of employment) or termination of employment by Seller or any of its Affiliates of any individual on or before the Closing Time, (ii) the performance of services (including, without limitation, the classification of an individual as an independent contractor) or termination of services by Seller or any of its Affiliates of any individual on or before the Closing Time, (iii) workers’ compensation claims against Seller that relate to the period on or before the Closing Time, irrespective of whether such claims are made prior to or after the Closing or (iv) any Plan;

(d) all Liabilities arising out of, under or in connection with Contracts that are not Purchased Contracts and, with respect to Purchased Contracts, Liabilities in respect of a breach by or default of Seller accruing under such Contracts with respect to any period prior to the Closing Time;

(e) all Liabilities arising out of, under or in connection with any Indebtedness or any Transaction Expenses of Seller;

(f) except as set forth in Section 2.3(c), all Liabilities for (i) Transfer Taxes, (ii) Taxes of Seller, and (iii) Taxes arising on or before the Closing Time that relate to the Purchased Assets or the Assumed Liabilities allocable to Seller pursuant to Section 10.2, including, but not limited to, Taxes that are covered or purported to be covered by the Tax Certificates, whether or not such Tax Certificates are ultimately determined to be valid;

(g) any amounts above the first $684,000 of Taxes that are sales, use or property Taxes arising on or after January 1, 2006 through December 31, 2009 incurred in connection with the Business and owed by Seller to any of the Specified Taxing Authorities and which are not covered or purported to be covered by the Tax Certificates, whether or not such Tax Certificates are ultimately determined to be valid.

(h) all Liabilities in respect of any pending or threatened Legal Proceeding, or any claim arising out of, relating to or otherwise in respect of (i) the operation of the Business to the extent such Legal Proceeding or claim relates to such operation on or prior to the Closing Time, or (ii) any Excluded Asset;

(i) all Liabilities relating to any sales commissions and similar obligations incurred on or prior to the Closing Time;

(j) all Liabilities relating to accruals and obligations with respect to any bonuses for the year ended December 31, 2012; and

(k) all Liabilities relating to any dispute with any client or customer of the Business existing as of the Closing Time or based upon, relating to or arising out of events, actions, or failures to act prior to the Closing Time.

2.5 Further Conveyances and Assumptions; Consent of Third Parties.

(a) For a reasonable period of time following the Closing Time, but not to exceed six (6) months except as may be mutually agreed to by the parties, and except as prohibited by Law, Seller or if Seller has been dissolved, any liquidating trust or other entity, shall use commercially reasonable efforts to, or shall use commercially reasonable efforts to cause its Affiliates to, make available to Purchaser such data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to transition such Employees into Purchaser’s records.

(b) For a reasonable period of time following the Closing Time, but not to exceed six (6) months except as may be mutually agreed to by the parties, Seller or if Seller has been dissolved, any liquidating trust or other entity, and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and aquittances and such other instruments, and shall take such further commercially reasonable actions, as may be necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Seller Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

(c) Purchaser shall reimburse Seller the out of pocket costs incurred by Seller in fulfilling Seller’s responsibilities under Sections 2.5(a) and (b) and other reasonable expenses.

(d) Nothing in this Agreement or the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”), a nonexclusive list of which is set forth on Schedule 2.5(d), unless and until such consent shall have been obtained. The Parties shall, and shall cause their respective Affiliates to, use their commercially reasonable efforts to cooperate with one another and any third parties in endeavoring to obtain such consents promptly. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date and for a period not to exceed ninety (90) days, by Seller or the applicable Affiliate of Seller in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in Seller’s or such Affiliate’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account. In the event of Seller’s liquidation or dissolution, Seller shall first take action to ensure that any Nonassignable Assets that have not been assigned to Purchaser are valid and binding upon, and inure to the benefit of, any liquidating trust or other entity and remain in full force and effect, and such liquidating trust or other entity shall be bound by this Section 2.5(d) to the same extent as if it were Seller. Seller, or such Affiliate of Seller, as applicable, shall take or cause to be taken at the expense of Seller or such applicable Affiliate of Seller such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller or the applicable Affiliate of Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date and for a period not to exceed ninety (90) days, Seller on behalf of itself and its Affiliates authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoints Purchaser its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate’s behalf with respect thereto. On the last day of the ninety (90) day period referenced above, Seller and Purchaser shall each execute and deliver to the other an assignment and assumption agreement covering any Nonassignable Assets that remain unassigned at the end of such ninety (90) day period.

2.6 Proration of Certain Expenses. Except as otherwise provided in Section 10.2 with respect to Taxes, all expenses and other payments in respect of all rents and other payments (including any prepaid amounts) due under the Real Property Leases and any other leases constituting part of the Purchased Assets shall be prorated between Seller, on the one hand, and Purchaser, on the other hand, as of the Closing Time. Seller shall be responsible for all rents (including any percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations), charges and other payments of any kind accruing during any period under the Real Property Leases or any such other leases up to and including the Closing Time. Purchaser shall be responsible for all such rents, charges and other payments accruing during any period under the Real Property Leases or any such other leases after the Closing Time. Purchaser shall timely pay the full amount of any invoices received by it and shall submit a request for reimbursement to Seller for Seller’s share of such expenses pursuant to the preceding sentences, and, likewise, Seller shall timely pay the full amount of any invoices received by it and Purchaser shall reimburse Seller for Purchaser’s share of such expenses.

2.7 Receivables. Seller shall provide commercially reasonable assistance to Purchaser in the collection of accounts receivable. If Seller shall receive payment in respect of accounts receivable that are included in the Purchased Assets, then Seller shall promptly forward such payment to Purchaser.

ARTICLE III

CONSIDERATION

3.1 Consideration. The aggregate consideration for the purchase and sale of the Purchased Assets shall be (a) an amount in cash equal to $18,000,000 (the “Cash Payment”), (b) the Earn-Out Payments (defined below, and together with the Cash Payment, the “Purchase Price”), if any, and (c) the assumption of the Assumed Liabilities (together with the Purchase Price, the “Total Consideration”).

3.2 Payment of Cash Payment . At the Closing Time, Purchaser shall pay the Cash Payment less the Indemnity Escrow Amount and the Working Capital Escrow Amount to Seller, which shall be paid by wire transfer of immediately available funds into an account or accounts designated by Seller in writing.

3.3 Net Working Capital Purchase Price Adjustment.

(a) Not less than five (5) Business Days prior to the Closing Time, Seller shall deliver to Purchaser a written statement (the “Working Capital Closing Statement”), setting forth in reasonable detail and accompanied by reasonably detailed back-up documentation, Seller’s calculation of the Net Working Capital (the “Working Capital Estimate”). The Working Capital Closing Statement shall present the Net Working Capital of Seller estimated as of the Closing.

(b) Post-Closing Working Capital Adjustment

(i) If Purchaser disagrees with Seller’s calculation of the Net Working Capital as of the Closing set forth as the Working Capital Estimate in the Working Capital Closing Statement, then Purchaser may, within sixty (60) days after the Closing Time, deliver a written notice to Seller disagreeing with such calculation and setting forth Purchaser’s calculation of such amount (“Purchaser’s Proposed Net Working Capital”). Any such notice of disagreement shall specify those items or amounts as to which Purchaser disagrees, and Purchaser shall be deemed to have agreed with all other items and amounts contained in the Working Capital Closing Statement and the Working Capital Estimate pursuant to Section 3.3(a). If Purchaser does not deliver a notice of disagreement within the sixty-day period specified in the first sentence of this Section 3.3(b), then Purchaser shall be deemed to have agreed to the Working Capital Estimate as the Net Working Capital as of the Closing.

(ii) If a written notice of disagreement shall be duly delivered pursuant to Section 3.3(b)(i), Purchaser and Seller shall, during the fifteen (15) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital, which amount shall not be less than Purchaser’s Proposed Net Working Capital delivered pursuant to Section 3.3(b)(i) nor more than the amount thereof shown in the Working Capital Estimate delivered pursuant to Section 3.3(a). If the parties so resolve all disputes, then the computation of Net Working Capital at Closing, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If during such period, Purchaser and Seller are unable to reach an agreement, then they shall promptly thereafter cause PricewaterhouseCoopers LLP (or if unable or unwilling to accept its mandate, an independent accountant to be mutually agreed upon by Purchaser and Seller) (PricewaterhouseCoopers LLP or such other independent accounting firm as the case may be, the “Independent Accountant”) to review this Agreement and the disputed items or amounts for the purpose of calculating Net Working Capital at Closing (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator). In making such calculation, the Independent Accountant shall consider only those items or amounts in the Working Capital Closing Statement, Working Capital Estimate and Purchaser’s Proposed Net Working Capital as to which the parties remain in disagreement. The Independent Accountant shall deliver to Purchaser and Seller, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Independent Accountant), a report setting forth such calculation. Such report shall be final and binding upon Purchaser and Seller. The fees, costs and expenses of the Independent Accountant’s review and report shall be allocated to and borne by Purchaser and Seller based on the inverse of the percentage that the Independent Accountant’s determination bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of Seller’s position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by Seller.

(iii) Purchaser and Seller shall, and shall cause their respective representatives to, cooperate and assist in the conduct of the review referred to in this Section 3.3, including the making available to the extent reasonably necessary of books, records and work papers.

(iv) If the Final Working Capital is within $250,000 of the Target Working Capital, then, no later than two (2) Business Days after such determination, Purchaser and Seller shall jointly instruct the Escrow Agent to release the Working Capital Escrow Account to Seller pursuant to the terms of the Escrow Agreement.

(v) If the Final Working Capital exceeds the sum of the Target Working Capital plus $250,000, then, no later than two (2) Business Days after such determination, (A) Purchaser shall pay to Seller by wire transfer of immediately available funds an amount equal to such excess and (B) Purchaser and Seller shall jointly instruct the Escrow Agent to release the Working Capital Escrow Account to Seller pursuant to the terms of the Escrow Agreement.

(vi) If the number obtained by subtracting $250,000 from the Target Working Capital exceeds the Final Working Capital (such deficit the “Deficit”), then, no later than two (2) Business Days after such determination, Purchaser and Seller shall jointly instruct the Escrow Agent to: (A) release to Purchaser pursuant to the terms of the Escrow Agreement from the Working Capital Escrow Account and, to the extent the

Working Capital Escrow Amount is insufficient to pay any remaining sums due, from the Indemnity Escrow Account, an amount equal to the Deficit; and (B) release the remainder of the Working Capital Escrow Account (if any) to Seller pursuant to the terms of the Escrow Agreement.

(c) The amount of any payment to be made pursuant to this Section 3.3 shall include interest calculated for such amount from and including the Closing Time but excluding the date of payment at a rate per annum commensurate with the rate of interest offered in the Working Capital Escrow Account.

3.4 Earn-Out Payments.

(a) Subject to the terms of this Section 3.4 and Purchaser’s right to deduct from the payments due hereunder in Section 9.5, based on the performance of the Business, as incorporated into the Distributed Antenna System business of Purchaser upon the consummation of the transactions contemplated by this Agreement and specifically excluding the business of any other potential Distributed Antenna System services companies that Purchaser may acquire after the Closing Time (the “Acquired Business”), as set forth in this Section 3.4, Purchaser shall pay to Seller the additional purchase price payments described in Sections 3.4(b), (c) and (d) below (collectively, the “Earn-Out Payments”). Notwithstanding anything to the contrary in this Agreement, the rights of Seller under this Section 3.4 are a non-transferable contract right and may not be transferred or assigned to any other Person; provided, however, such rights may be transferred or assigned at Seller’s discretion in connection with Seller’s dissolution and liquidation, whether or not Seller utilizes a liquidating trust or other form of entity in connection with its dissolution and liquidation. For the avoidance of doubt, examples of calculations of the Earn-Out Payments pursuant to Sections 3.4(b), (c) and (d) are attached as Exhibit J.

(b) Subject to Section 3.4(e-f), Purchaser shall deliver to Seller or its assigns in dissolution and liquidation, as soon as reasonably practicable after Purchaser’s outside auditor completes its audit of Purchaser’s financial statements for the year ended December 31, 2013, but in no event later than April 15, 2014, the Earn-Out Determination which shall describe an amount, if a positive number, equal to the product of (x) $17,000,000 and (y) a fraction, the numerator of which shall be 2013 Contribution Profit minus $2,255,000 and the denominator of which shall be $5,637,000 (such amount, the “First Year Earn-Out Payment”); provided, that if the First Year Earn-Out Payment exceeds sixty-six and sixty-six one-hundredths percent (66.66%) of $17,000,000, then such excess shall be referred to as the “Deferred 2013 Earn-Out Payment” and the First Year Earn-Out Payment shall be reduced to $11,333,333; provided further that in no event shall the Deferred 2013 Earn-Out Payment, when added to the First Year Earn-Out Payment, exceed $17,000,000. The parties acknowledge and agree that any Deferred 2013 Earn-Out Payment shall be fully earned by Seller.

(c) Purchaser shall deliver to Seller or its assigns in dissolution and liquidation as soon as reasonably practicable after January 1, 2015 but not later than January 15, 2015 an amount equal to the Deferred 2013 Earn-Out Payment. Subject to Section 3.4(e-f), Purchaser shall further deliver to Seller or its assigns in dissolution and liquidation, as soon as reasonably practicable after Purchaser’s outside auditor completes its audit of Purchaser’s financial statements for the year ended December 31, 2014, but in no event later than April 15,

2015, the Earn-Out Determination which shall describe an amount, if a positive number, equal to (x) the product of (i) $17,000,000 and (ii) a fraction, the numerator of which shall be 2014 Contribution Profit minus $2,255,000 and the denominator of which shall be $5,637,000, minus (y) the sum of any First Year Earn-Out Payment and any Deferred 2013 Earn-Out Payment (such amount, if any, the “Second Year Earn-Out Payment”); provided, that in no event shall the Second Year Earn-Out Payment, together with any First Year Earn-Out Payment and any Deferred 2013 Earn-Out Payment, exceed $17,000,000.

(d) Subject to Section 3.4(e-f), Purchaser shall deliver to Seller or its assigns in dissolution and liquidation, as soon as reasonably practicable after Purchaser’s outside auditor completes its audit of Purchaser’s financial statements for the year ended December 31, 2015, but in no event later than April 15, 2016, the Earn-Out Determination which shall describe an amount, if a positive number, equal to (x) the product of (i) $17,000,000 and (ii) a fraction, the numerator of which shall be 2015 Contribution Profit minus $2,255,000 and the denominator of which shall be $5.637,000, minus (y) the sum of any First Year Earn-Out Payment, any Deferred 2013 Earn-Out Payment and any Second Year Earn-Out Payment (such amount, if any, the “Third Year Earn-Out Payment”); provided, that in no event shall the Third Year Earn-Out Payment, together with any First Year Earn-Out Payment, any Deferred 2013 Earn-Out Payment and any Second Year Earn-Out Payment, exceed $17,000,000.

(e) If the Purchaser’s audited financial statements are delivered to Purchaser by its auditor by April 15th of the applicable year, Purchaser shall in good faith and using commercially reasonable efforts determine Contribution Profit of the Acquired Business for the applicable period as soon as commercially practicable after Purchaser’s outside auditor completes its audit of Purchaser’s financial statements for each of the applicable years ended December 31, 2013, 2014 and 2015, but in no event later than April 15th of the applicable year. Purchaser shall furnish a copy of the written determination of Gross Profit, Corporate Allocation and Selling Costs and any resulting First Year Earn-Out Payment, Second Year Earn-Out Payment or Third Year Earn-Out Payment, as applicable, for the applicable period with detailed calculations and support sufficient to allow Seller and its outside auditor to verify Purchaser’s calculation of the Gross Profit, Corporate Allocation and Selling Costs and the Purchaser’s calculation of any resulting First Year Earn-Out Payment, Second Year Earn-Out Payment or Third Year Earn-Out Payment, as applicable (the “Earn-Out Determination”), as well as a copy of Purchaser’s audited financial statements, to Seller and to Seller’s designated outside auditor, and, unless Seller notifies Purchaser in writing within thirty (30) days after the date of delivery of the respective Earn-Out Determination (such date of delivery being the “Earn-Out Determination Date”) that Seller objects to the Earn-Out Determination, the Earn-Out Determination shall be binding and conclusive upon Purchaser and Seller for purposes of this Agreement. Seller, its outside auditor and other financial advisors shall have access to the books, records and workpapers of Purchaser during normal business hours (upon reasonable advance notice) for thirty (30) days after the Earn-Out Determination Date only to verify the Earn-Out Determination. If Seller delivers a written notice to Purchaser within thirty (30) days after the Earn-Out Determination Date that Seller objects to the Earn-Out Determination, setting forth its objections (along with an explanation thereof) and the dollar amount or percentage amount, as applicable, of each such objection (Seller shall be deemed to have agreed with all other items and amounts contained in the Earn-Out Determination), then Purchaser and Seller shall use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Earn-Out Determination, which amount shall not be less than Purchaser’s calculation or more than Seller’s calculation. If the parties resolve the dispute, and agree to an amount in writing, then the computation of the Earn-Out Determination, as amended to the extent necessary to reflect resolution of the dispute, shall be considered final and binding on the parties. If Purchaser and Seller are unable to reach an agreement concerning the Earn-Out Determination within thirty (30) days after delivery of Seller’s notice of objection, then the Earn-Out Determination for the period(s) in question shall be promptly submitted to and determined by the Independent Accountant (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator). In making such calculation, the Independent Accountant shall consider only those items or amounts in the Earn-Out Determination and Seller’s notification as to which the parties remain in disagreement. The Independent Accountant shall deliver to Purchaser and Seller, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Independent Accountant), a report setting forth such calculation. Such report shall be final and binding upon Purchaser and Seller. Notwithstanding anything in this Agreement to the contrary, the Independent Accountant may not, in making the Earn-Out Determination pursuant to this Section 3.4(e), determine that (i) the amount of Gross Profit is less than the value set forth in Purchaser’s Earn-Out Determination or more than the value set forth in Seller’s objection, (ii) the amount of Corporate Allocation is more than the value set forth in Purchaser’s Earn-Out Determination or less than the value set forth in Seller’s objection; (iii) the amount of Selling Costs is more than the value set forth in Purchaser’s Earn-Out Determination or less than the value set forth in Seller’s objection; or (iv) any resulting First Year Earn-Out Payment, Second Year Earn-Out Payment or Third Year Earn-Out Payment, as applicable, is less than the value set forth in Purchaser’s Earn-Out Determination or more than the value set forth in Seller’s objection. The fees, costs and expenses of the Independent Accountant’s review and Earn-Out Determination shall be allocated to and borne by Purchaser and Seller based on the inverse of the percentage that the Independent Accountant’s determination of Contribution Profit bears to the range of Contribution Profit in dispute as originally submitted to the Independent Accountant, based upon Contribution Profit determined in accordance with Purchaser’s Earn-Out Determination and Contribution Profit determined in accordance with Seller’s objection. For example, should the items in dispute total in amount to $1,000 of Contribution Profit and the Independent Accountant awards $600 in favor of Seller’s position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by Seller. Purchaser shall pay the applicable First Year Earn-Out Payment, Second Year Earn-Out Payment or Third Year Earn-Out Payment pursuant to the Earn-Out Determination as finally determined pursuant to this Section 3.4(e) within ten (10) Business Days after the final Earn-Out Determination is made.

(f) If the Purchaser’s audited financial statements are not delivered to Purchaser by its auditor by the applicable April 15th set forth in Section 3.4 (b-d), then on the applicable April 15th, Purchaser shall in good faith and using commercially reasonable efforts determine Contribution Profit of the Acquired Business for the applicable period for each of the applicable years ended December 31, 2013, 2014 and 2015, and Purchaser shall furnish a copy of the Earn-Out Determination to Seller and to Seller’s designated outside auditor. Unless Seller notifies Purchaser in writing within thirty (30) days after the Earn-Out Determination Date that Seller objects to the Earn-Out Determination, the Earn-Out Determination shall be binding and conclusive upon Purchaser and Seller for purposes of this Agreement. Seller, its outside auditor and other financial advisors shall have access to the books and records of Purchaser during normal business hours (upon reasonable advance notice) for thirty (30) days after the Earn-Out Determination Date only to verify the Earn-Out Determination. If Seller delivers a written notice to Purchaser within thirty (30) days after the Earn-Out Determination Date that Seller objects to the Earn-Out Determination, setting forth its objections (along with an explanation thereof) and the dollar amount or percentage amount, as applicable, of each such objection (Seller shall be deemed to have agreed with all other items and amounts contained in the Earn-Out Determination), then Purchaser and Seller shall use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Earn-Out Determination, which amount shall not be less than Purchaser’s calculation or more than Seller’s calculation. If the parties resolve the dispute, and agree to an amount in writing, then the computation of the Earn-Out Determination, as amended to the extent necessary to reflect resolution of the dispute, shall be considered final and binding on the parties. If Purchaser and Seller are unable to reach an agreement concerning the Earn-Out Determination within thirty (30) days after delivery of Seller’s notice of objection, then the Earn-Out Determination for the period(s) in question shall be promptly submitted to and determined by the Independent Accountant (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator). In making such calculation, the Independent Accountant shall consider only those items or amounts in the Earn-Out Determination and Seller’s notification as to which the parties remain in disagreement. The Independent Accountant shall deliver to Purchaser and Seller, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Independent Accountant), a report setting forth such calculation. Such report shall be final and binding upon Purchaser and Seller. Notwithstanding anything in this Agreement to the contrary, the Independent Accountant may not, in making the Earn-Out Determination pursuant to this Section 3.4(f), determine that (i) the amount of Gross Profit is less than the value set forth in Purchaser’s Earn-Out Determination or more than the value set forth in Seller’s objection, (ii) the amount of Corporate Allocation is more than the value set forth in Purchaser’s Earn-Out Determination or less than the value set forth in Seller’s objection; (iii) the amount of Selling Costs is more than the value set forth in Purchaser’s Earn-Out Determination or less than the value set forth in Seller’s objection; or (iv) any resulting First Year Earn-Out Payment, Second Year Earn-Out Payment or Third Year Earn-Out Payment, as applicable, is less than the value set forth in Purchaser’s Earn-Out Determination or more than the value set forth in Seller’s objection. The fees, costs and expenses of the Independent Accountant’s review and Earn-Out Determination shall be allocated to and borne by Purchaser and Seller based on the inverse of the percentage that the Independent Accountant’s determination of Contribution Profit bears to the range of Contribution Profit in dispute as originally submitted to the Independent Accountant, based upon Contribution Profit determined in accordance with Purchaser’s Earn-Out Determination and Contribution Profit determined in accordance with Seller’s objection. For example, should the items in dispute total in amount to $1,000 of Contribution Profit and the Independent Accountant awards $600 in favor of Seller’s position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by Seller. Purchaser shall pay the applicable First Year Earn-Out Payment, Second Year Earn-Out Payment or Third Year Earn-Out Payment pursuant to the Earn-Out Determination as finally determined pursuant to this Section 3.4(f) within ten (10) Business Days after the final Earn-Out Determination is made.

(g) The Parties acknowledge that the Earn-Out Payments are an integral part of the Agreement and that such payments are a material inducement for Seller’s, the Voting Trustees’ and the Voting Shareholders’ entering into this Agreement. In addition, Seller, the Voting Trustees and the Voting Shareholders agreed to the Earn-Out Payments in large part due to their confidence in the ability of Seller to earn the Earn-Out Payments due to the expected performance of the Acquired Business based upon the historical operation of the Business. Toward that end, Seller acknowledges that upon the closing of the transactions contemplated by this Agreement, Purchaser has the right to operate the Acquired Business (and all other components of Purchaser’s business) in any way that Purchaser deems appropriate in Purchaser’s sole discretion, provided, however, that Purchaser shall operate the Acquired Business in good faith and not in a manner to purposefully or intentionally reduce the likelihood of the payment of the Earn-Out Payments, or any portion thereof. If Purchaser has any independent good faith business reason to take an action or not take an action, Purchaser shall be deemed to have complied with the sentence immediately preceding this sentence and to have acted in good faith and not in a manner to purposefully or intentionally reduce the likelihood of the payment of the Earn-Out Payments or any portions thereof.

(h) Any Earn-out Payments that are not paid to Seller when due pursuant to this Section 3.4 shall bear interest from and including the required payment due date to but excluding the actual date of payment at a rate per annum equal to the rate of interest published by The Wall Street Journal Eastern Edition, from time to time as the “prime rate” at the large U.D. money center banks during the period from the required payment due date to the actual date of payment plus five percent (5%). Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty-five (365) days elapsed.

(i) For purposes of this Section 3.4 the term “Seller” shall include its assigns in dissolution or liquidation and the trustee(s) of any liquidating trusts utilized by Seller in connection with its dissolution and liquidation.

3.5 Tax Treatment. Purchaser and Seller agree to treat the transactions under this Agreement as a taxable sale by Seller of the Purchased Assets in exchange for the Total Consideration under Section 1001 of the Code. Purchaser and Seller agree to cooperate in good faith in an effort to reach an agreement concerning allocation of the Purchase Price and any other amounts required by law for all tax purposes pursuant to Section 1060 of the Code within a reasonable period of time after the Closing. In the event that the parties are able to reach an agreement concerning such allocation, each party will file an IRS Form 8594. Asset Acquisition Statement under Section 1060 of the Code with the IRS in accordance with such agreement and will not take an inconsistent position with respect to any tax return, report or other filing for U.S. federal tax purposes.

ARTICLE IV

CLOSING MATTERS

4.1 Closing Time. The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall be effective at 11:59 p.m. (Eastern Standard Time) on the date first written above (the “Closing Time”) and shall be effected by an electronic closing and exchange of signature pages electronically.

4.2 Seller Actions and Deliverables. Simultaneously herewith, Seller has:

(a) delivered, or caused to be delivered, to Purchaser a duly executed assignment and assumption agreement in the form attached hereto as Exhibit A and duly executed assignments of the registrations and applications included in the Purchased Intellectual Property, in a form suitable for recording in the U.S. Patent and Trademark Office, U.S. Copyright Office or equivalent foreign agency, as applicable, and general assignments of all other Purchased Intellectual Property;

(b) delivered, or caused to be delivered, to Purchaser a duly executed bill of sale in the form attached hereto as Exhibit B;

(c) delivered copies of such resolutions and other documents evidencing the performance thereof as Purchaser may reasonably request;

(d) (i) obtained or made any consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and (ii) obtained (and delivered copies thereof to Purchaser) all consents, waivers and approvals, listed on Schedule 5.3(b) hereof in a form reasonably satisfactory to Purchaser;

(e) delivered to Purchaser certificates of good standing dated not more than five (5) Business Days prior to the Closing Time with respect to Seller issued by the Secretary of State of the State of New Hampshire and for each state in which Seller is qualified to do business as a foreign entity;

(f) caused each of the Voting Trustees to have executed and delivered to Purchaser a Non-Competition Agreement substantially in the form attached hereto as Exhibit C (the “Non-Competition Agreements”);

(g) caused Kelley R. Carr to execute and deliver to Purchaser an employment agreement, substantially in the form attached hereto as Exhibit D (the “Employment Agreement”);

(h) caused R. Bruce Wilson to have executed and delivered to Purchaser a consulting agreement, substantially in the form attached hereto as Exhibit E (the “Consulting Agreement”);

(i) delivered all instruments and documents (including payoff letters) necessary to release any and all Liens on the Purchased Assets, including appropriate UCC financing statement amendments (termination statements);

(j) delivered copies of resolutions as to the due authorization of this Agreement and all of the transactions contemplated hereby, the Certificate of Incorporation and Bylaws or comparable governing documents of Seller, certified by the Secretary of Seller in a form reasonably satisfactory to Purchaser;

(k) delivered, or caused to be delivered, to Purchaser and the Escrow Agent a duly executed Escrow Agreement;

(l) delivered, or caused to be delivered, to Purchaser a duly executed supply agreement substantially in the form attached hereto as Exhibit G (the “Supply Agreement”);

(m) delivered, or caused to be delivered, to Purchaser a duly executed transition services agreement substantially in the form attached hereto as Exhibit H (the “Transition Services Agreement”);

(n) delivered, or caused to be delivered, to Purchaser a duly executed sublease in the form attached hereto as Exhibit I (the “Sublease”);

(o) delivered, or caused to be delivered, to Purchaser a DVD or other media storage device (which shall be permanent and accessible, without the need for any password, with readily and commercially available software) containing, in electronic format, all documents posted, as of 7:00 p.m. (Eastern Standard Time) on February 19, 2013, to folders in the Data Room; and

(p) delivered, or caused to be delivered, to Purchaser such other documents as Purchaser may reasonably request.

4.3 Purchaser Actions and Deliverables. Substantially simultaneously herewith, Purchaser has:

(a) delivered copies of such resolutions and other documents evidencing the performance thereof as Seller may reasonably request;

(b) (i) obtained or made any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and (ii) obtained (and delivered copies thereof to Seller) all consents, waivers and approvals listed on Schedule 6.3(b) hereof in a form reasonably satisfactory to Seller;

(c) wired the Cash Payment less the Indemnity Escrow Amount and the Working Capital Escrow Amount to Seller in accordance with Section 3.2;

(d) wired the Indemnity Escrow Amount in accordance with Section 9.5 and the Working Capital Escrow Amount to the Escrow Agent;

(e) delivered, or caused to be delivered, to Seller a duly executed assignment and assumption agreement in the form attached hereto as Exhibit A;

(f) delivered, or caused to be delivered, to each of the Voting Trustees a duly executed Non-Competition Agreement;

(g) delivered, or caused to be delivered, to Kelley R. Carr the duly executed counterpart to the Employment Agreement;

(h) delivered, or caused to be delivered, to R. Bruce Wilson the duly executed counterpart to the Consulting Agreement;

(i) delivered, or caused to be delivered, to Seller and the Escrow Agent a duly executed Escrow Agreement;

(j) delivered, or caused to be delivered, to Seller a duly executed Supply Agreement;

(k) delivered, or caused to be delivered, to Seller a duly executed Transition Services Agreement; and

(l) delivered, or caused to be delivered, to Seller a duly executed Sublease.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that:

5.1 Organization and Good Standing; No Subsidiaries.

(a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Hampshire and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Seller is duly qualified or authorized to do business, except where the failure to be so qualified or authorized would not reasonably be expected to adversely affect the operations of the Business, and Seller is in good standing under, the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. Seller has made available to Purchaser true, complete and correct copies of Seller’s Certificate of Incorporation and Bylaws or comparable organizational documents as in effect on the date hereof.

(b) Seller has no Subsidiaries.

5.2 Authorization of Agreement; Ownership of Seller.

(a) Seller has all requisite power and authority and has taken all corporate action to execute and deliver this Agreement and Seller has all requisite power and authority and has taken all corporate action to execute and deliver each Seller Document to which Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Seller Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all requisite action on the part of Seller, including the approval of the Board of Directors of Seller and the Voting Shareholders, such Voting Shareholders being the owners of 100% of the outstanding voting stock of Seller. This Agreement and each of the Seller Documents to which Seller is a party have been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) this Agreement and each of the Seller Documents to which Seller is a party constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The Voting Shareholders are the record and beneficial owners of all of the issued and outstanding voting stock of Seller.

(c) The Voting Shareholders have all requisite power and authority and have taken all action to execute and deliver this Agreement and each Seller Document to which any of the Voting Shareholders is a party, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Seller Documents to which any of the Voting Shareholders is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all requisite action on the part of Voting Shareholders. This Agreement and each of the Seller Documents to which any Voting Shareholder is a party have been duly and validly executed and delivered by the Voting Shareholders and (assuming due authorization, execution and delivery by Purchaser) this Agreement and each of the Seller Documents to which the Voting Shareholders is a party constitute legal, valid and binding obligations of each of the Voting Shareholders enforceable against the Voting Shareholders in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 5.3(a), none of the execution and delivery by Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Seller under any provision of (i) the Certificate of Incorporation and Bylaws or comparable organizational documents of Seller; (ii) any Contract or Permit to which Seller is a party or by which any of the properties or assets of Seller are bound; (iii) any Order applicable to Seller or by which any of the properties or assets of Seller are bound; or (iv) any applicable Law.

(b) Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with (i) the execution and delivery of this Agreement or the Seller Documents, the compliance by Seller with any of the provisions hereof and thereof, the consummation of the transactions contemplated hereby and thereby or the taking by Seller of any other action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of Seller.

5.4 Financial Statements.

(a) Seller has made available to Purchaser copies of (i) the audited balance sheets of Seller as at December 31, 2009, 2010 and 2011 and the related audited statements of income and cash flows of Seller for the twelve (12) month periods then ended, (ii) the unaudited balance sheet of Seller as at December 31, 2012 and the related statement of income of Seller for the twelve (12) month period then ended, (iii) the unaudited balance sheets of the Business as at December 31, 2011, and (iv) the unaudited balance sheet of the Business as at December 31, 2012 and the related statement of income of the Business for the twelve (12) month period then ended (such statements referred to in subsections (i) – (iv) immediately above, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied by Seller without modification of the accounting principles used in the preparation thereof throughout the periods presented and fairly presents in all material respects the financial position, results of operations and cash flows of Seller or the Business, as the case may be, as at the dates and for the periods indicated therein.

The audited balance sheet of Seller as at December 31, 2011 is referred to herein as the “Balance Sheet” and December 31, 2011 is referred to herein as the “Balance Sheet Date.”

(b) All books, records and accounts of Seller are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws. Seller maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

5.5 No Undisclosed Liabilities. Seller has no Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) incurred in connection with the transactions contemplated by this Agreement, (ii) specifically reflected in, fully reserved against or otherwise described in the Balance Sheet or the notes thereto, (iii) incurred in the Ordinary Course of Business since the Balance Sheet Date, or (iv) that are immaterial to Seller.

5.6 Title to Purchased Assets; Sufficiency; Fair Consideration. Seller owns and has good and valid title to each of the Purchased Assets, free and clear of all Liens other than Permitted Exceptions. The Purchased Assets constitute all of the assets used in or held for use in the Business and, when used in conjunction with the services to be provided under the Transitional Services Agreement, are sufficient for Purchaser to conduct the Business from and after the Closing Time without interruption and in the Ordinary Course of Business, as it has been conducted by Seller. Seller has determined, in good faith, that the Purchase Price is equal to or greater than the fair value of the Purchased Assets. Seller is not entering into the transactions contemplated hereby with intent to hinder, delay or defraud either present or future creditors. To the Knowledge of Seller, after the Closing Seller will have sufficient capital for its business and all debts and obligations related thereto.

5.7 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 5.7, since the Balance Sheet Date, (i) Seller has conducted the Business only in the Ordinary Course of Business, (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect and (iii) Seller has not:

(A) with respect to the Business (1) increased the salary or other compensation of any manager, director, officer or Employee of Seller except for normal year-end increases and bonuses in the Ordinary Course of Business, (2) granted any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any Employee, officer, manager, director or consultant, (3) increased the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the managers, directors, officers, Employees, agents or representatives of Seller or otherwise modified or amended or terminated any such plan or arrangement or (4) entered into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any managers, directors or officers of Seller (or amend any such agreement) to which Seller is a party;

(B) (1) except in the Ordinary Course of Business issued, created, incurred, assumed, guaranteed, endorsed or otherwise became liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness; (2) except in the Ordinary Course of Business, paid, repaid, discharged, purchased, repurchased or satisfied any Indebtedness issued or guaranteed by Seller; (3) modified the terms of any Indebtedness or other Liability; or (4) made any loans, advances of capital contributions to, or investments in, any other Person;

(C) in each case to the extent it could bind or adversely affect Purchaser post Closing, (1) made, changed or revoked any Tax election, settled or compromised any Tax claim or liability or entered into a settlement or compromise, or changed (or made a request to any taxing authority to change) any aspect of its method of accounting for Tax purposes, or (2) prepared or filed any Tax Return (or any amendment thereof) unless such Tax Return had been prepared in a manner consistent with past practice;

(D) except in the Ordinary Course of Business, been subject to any Lien or otherwise encumbered or permitted, allowed or suffered to be encumbered, any of the properties or assets (whether tangible or intangible) of, or used by, Seller with respect to the Business;

(E) with respect to the Business, acquired any material properties or assets or sold, assigned, licensed, transferred, conveyed, leased or otherwise disposed of any assets, other than for fair consideration in the Ordinary Course of Business;

(F) entered into or agreed to enter into any merger or consolidation with, any corporation or other entity, nor engaged in any new business or invested in, made a loan, advance or capital contribution to, or otherwise acquired the securities of any other Person;

(G) declared, set aside, made or paid a dividend or other distribution in respect of the capital stock of or other securities of, or other ownership interests in, Seller or repurchased, redeemed or otherwise acquired any outstanding equity interests or other securities of, or ownership interests in, Seller;

(H) with respect to the Business, cancelled or compromised any debt or claim or waive or release any material right of Seller except in the Ordinary Course of Business;

(I) introduced any material change with respect to the operation of the Business, including any material change in the types, nature, composition or quality of its services;

(J) entered into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Business, or the ability of Purchaser, (i) to compete with or conduct any business or line of business in any geographic area or (ii) solicit the employment of any persons;

(K) terminated, amended, restated, supplemented, abandoned or waived any rights under any (1) Material Contract, Real Property Lease, Personal Property Lease or Intellectual Property License, other than in the Ordinary Course of Business or (2) Permit;

(L) with respect to the Business, changed or modified its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due), or failed to pay or delayed payment of payables or other liabilities;

(M) with respect to the Business, entered into any commitment for capital expenditures in excess of $150,000 for any individual commitment and $350,000 for all commitments in the aggregate;

(N) amended the governing documents of Seller;

(O) entered into any transaction or entered into, modified or renewed any Contract which by reason of its size, nature or otherwise is not in the Ordinary Course of Business; or

(P) agreed to do anything prohibited by this Section 5.7(iii).

5.8 Taxes.

(a) Except as set forth on Schedule 5.8, (i) all Tax Returns required to be filed by or on behalf of Seller and any Affiliated Group of which Seller is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes payable by or on behalf of Seller and any Affiliated Group of which Seller is or was a member have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, Seller has made due and sufficient accruals for such Taxes in the Financial Statements and its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been timely made by or on behalf of Seller.

(b) Except as set forth on Schedule 5.8, Seller has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(c) Seller has made available to Purchaser complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of Seller relating to the taxable periods since December 31, 2008 and (ii) any audit report issued within the last three (3) years relating to any Taxes due from or with respect to Seller. All income and franchise Tax Returns filed by or on behalf of Seller since December 31, 2008 have been examined by the relevant Taxing Authority or the statute of limitations with respect to such Tax Returns has expired.

(d) Schedule 5.8 lists (i) all types of Taxes paid, and all types of Tax Returns filed by or on behalf of Seller, and (ii) all of the jurisdictions that impose such Taxes or with respect to which Seller has a duty to file such Tax Returns. No notice of a claim has been received by Seller from a Taxing Authority in a jurisdiction where Seller does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(e) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, Seller have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has Seller received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of Seller which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f) Neither Seller nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Seller, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any Knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to Seller, (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to Seller, (iv) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (v) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (vi) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(g) No property owned by Seller is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(h) Seller is not a foreign person within the meaning of Section 1445 of the Code.

(i) Seller is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(j) There is no Contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Purchaser, Seller or any of their respective Affiliates by reason of Section 280G of the Code.

(k) Seller is not subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(l) Except as set forth on Schedule 5.8, there are no Liens, other than Liens that are Permitted Exceptions, as a result of any unpaid Taxes upon any of the assets of Seller.

(m) Seller has never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which Seller is the common parent.

(n) Seller has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(o) There is no taxable income of Seller that will be required under applicable Tax Law to be reported by Purchaser or any of its Affiliates for a taxable period beginning after the Closing Time which taxable income was realized (and reflects economic income) arising prior to the Closing Time.

(p) Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code. Seller has not participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(q) There is no material property or obligation of Seller or its Affiliates, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.

(r) All of the property of Seller and its Affiliates that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing authority.

5.9 Real Property.

(a) Seller does not own any real property or any interests in real property. Schedule 5.9(a) sets forth a complete list of (i) all real property and interests in real property leased by Seller (individually, a “Real Property Lease” and collectively, the “Real Property Leases,” also being referred to herein individually as a “Seller Property” and collectively as the “Seller Properties”) as lessee or lessor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto). The Seller Properties constitute all interests in real property currently used, occupied or held for use in connection with the Business and which are necessary for the continued operation of the Business as currently conducted. To the Knowledge of Seller, all of the Seller Properties and buildings, fixtures and improvements thereon (i) are in good operating condition without structural defects, and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all respects for their current and contemplated uses. Seller has made available to Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(b) Seller has a valid, binding and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions. Each of the Real Property Leases is in full force and effect. Seller is not in default under any Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. Seller has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Real Property Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(c) Seller has all certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Seller Property, and Seller has fully complied with all material conditions of the Permits applicable to them. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(d) There does not exist any actual or, to the Knowledge of Seller, threatened or contemplated condemnation or eminent domain proceedings that affect any Seller Property or any part thereof, and Seller has not received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(e) To the Knowledge of Seller, Seller has not received any notice from any insurance company that has issued a policy with respect to any Seller Property requiring performance of any structural or other repairs or alterations to such Seller Property.

(f) Seller does not own or hold, nor is Seller obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

5.10 Tangible Personal Property.

(a) Seller has good and marketable title to all of the items of tangible personal property used in the Business free and clear of any and all Liens, other than Permitted Exceptions. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the Business are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b) Schedule 5.10 sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $50,000 relating to personal property used in the Business. All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. Seller has made available to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c) The tangible personal property owned and leased by Seller is sufficient for the continued operation of the Business as the Business is currently conducted. Seller has a valid, binding and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases is in full force and effect and Seller has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Personal Property Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

5.11 Intellectual Property.

(a) With respect to the Business, Schedule 5.11(a) sets forth an accurate and complete list of all Internet domain names, Patents, registered Marks, pending applications for registration of Marks, material unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights included in the Purchased Intellectual Property. Schedule 5.11(a) lists (i) the jurisdictions in which each such item of Purchased Intellectual Property has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed and (ii) the registration or application number and date, as applicable.

(b) Except as set forth on Schedule 5.11(b), Seller is the sole and exclusive owner of all right, title and interest in and to all of the Purchased Technology and Purchased Intellectual Property, including each of the Copyrights in any works of authorship prepared by or for Seller related to the Business that resulted from or arose out of any work performed by or on behalf of Seller or by any Employee, Former Employee, officer, consultant or contractor of Seller, in each case, free and clear of all Liens or obligations to others (except for those specified licenses included in Schedule 5.11(e)). Seller has valid and continuing rights to use, sell and license, as the case may be, all other Intellectual Property and Technology related to or used in connection with the Business as the same is used, sold and licensed in the Business as presently conducted and proposed to be conducted, free and clear of all Liens or obligations to others (except for those specified licenses included in Schedule 5.11(e)).

(c) The Purchased Intellectual Property and Purchased Technology, the design, development, manufacturing, licensing, marketing, distribution, offer for sale, sale or use or maintenance of any products and services in connection with the Business as presently and as currently proposed to be conducted, and the present and currently proposed business practices, methods and operations of Seller do not infringe, constitute an unauthorized use of, misappropriate, dilute or violate any Intellectual Property or other right of any Person (including pursuant to any non-disclosure agreements or obligations to which Seller or any of its Employees or Former Employees is a party). The Purchased Intellectual Property, the Intellectual Property and Technology licensed to Seller under the Intellectual Property Licenses included in the Purchased Contracts and the Purchased Technology include all of the Intellectual Property and Technology necessary and sufficient to enable Seller to conduct the Business in the manner in which such Business is currently being conducted.

(d) Except with respect to licenses of commercial off-the-shelf Software available on reasonable terms for a license fee of no more than $5,000, and except pursuant to the Intellectual Property Licenses listed in Schedule 5.11(e), Seller is not required, obligated, or under any Liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to, any Purchased Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the Business as currently conducted or proposed to be conducted.

(e) Schedule 5.11(e) sets forth a complete and accurate list of all (i) Intellectual Property Licenses, (ii) Contracts to which Seller is a party containing a covenant not to compete or otherwise limiting its ability to (A) exploit fully any of the Purchased Intellectual Property or (B) conduct the Business in any market or geographical area or with any Person or (iii) Contracts to which Seller is a party containing an agreement to indemnify any other Person against any claim of infringement, unauthorized use, misappropriation, dilution or violation of Intellectual Property. Seller has made available to Purchaser true, correct and complete copies of each Contract set forth on Schedule 5.11(e) together with all amendments, modifications or supplements thereto.

(f) Each of the Intellectual Property Licenses is in full force and effect and is the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Seller is not in default under any Intellectual Property License, nor, to the Knowledge of Seller, is any other party to an Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Intellectual Property Licenses has given Seller notice of intent to exercise or, to the Knowledge of Seller, exercised any termination rights with respect thereto and there are no disputes regarding the scope or performance of any such agreement. Seller has and will transfer to Purchaser at the Closing, good and valid title to the Intellectual Property Licenses, free and clear of all Liens other than Permitted Exceptions. Seller has made available to Purchaser true, correct and complete copies of all of the Intellectual Property Licenses, together with all amendments, modifications or supplements thereto.

(g) No Trade Secret material to the Business as presently conducted and proposed to be conducted has been authorized to be disclosed or has been actually disclosed by Seller to any of its Former Employees, Employees or any third Person other than pursuant to a confidentiality or non-disclosure agreement. Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of all the Trade Secrets included in the Purchased Intellectual Property and any other non-public, proprietary information included in the Purchased Technology, which measures are reasonable in the industry in which the Business operates. Seller has executed valid written agreements with all of its Former Employees, Employees and other third Persons who have contributed to the development of Technology and Intellectual Property for or on behalf of Seller pursuant to which each such Former Employee, Employee or other third Person has assigned to Seller all their rights in and to all Technology and Intellectual Property they may develop in the course of their employment or engagement (as applicable) and agreed to hold all trade secrets and Confidential Information of Seller in confidence both during and after their employment or engagement.

(h) Except as set forth on Schedule 5.11(h), as of the date hereof, Seller is not the subject of any pending or, to the Knowledge of Seller, threatened Legal Proceedings which involve or that could reasonably imply (such as an offer to grant a license) a claim of infringement, unauthorized use, misappropriation, dilution or violation by any Person against Seller or challenging the ownership, use, validity or enforceability of any Purchased Intellectual Property. Seller has not received written (including by electronic mail) notice of any such threatened claim and, to the Knowledge of Seller, there are no facts or circumstances that would form the basis for any such claim or challenge. The Purchased Intellectual Property, and all of Seller’s rights in and to the Purchased Intellectual Property, are valid and enforceable.

(i) To the Knowledge of Seller, no Person is infringing, violating, misusing or misappropriating any Purchased Intellectual Property, and no such claims have been made against any Person by Seller.

(j) There are no Orders to which Seller is a party or by which it is bound which restrict, any rights to any Purchased Intellectual Property or which affect the validity, use or enforceability of any Purchased Intellectual Property.

(k) To the Knowledge of Seller, the consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchaser’s right to own or use any of the Purchased Intellectual Property or Purchased Technology.

(l) No Employee or Former Employee of Seller has any right, title or interest, directly or indirectly, in whole or in part, in any Purchased Intellectual Property. To the Knowledge of Seller, no Employee or Former Employee of Seller engaged in the Business is, as a result of or in the course of such Employee’s or Former Employee’s engagement, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(m) Schedule 5.11(m) sets forth a complete and accurate list of (i) all Software included in the Purchased Technology owned exclusively by Seller that is material to the operation of the Business and (ii) all other Software used in the Business that is not exclusively owned by Seller, excluding commercial-off-the-shelf Software available on reasonable terms for a license fee of no more than $5,000.

(n) The information technology systems of Seller, including the relevant Software and hardware, are adequate for the business as presently conducted. The information technology systems of Seller have not suffered any material failure within the past two years and are reasonably secure against intrusion. To the Knowledge of Seller, Seller has not suffered any security breaches within the past two (2) years that have resulted in a third party obtaining access to any Confidential Information of Seller or any of its customers or suppliers.

(o) No Software owned by Seller contains, incorporates, integrates, is linked with or is derived from Open Source Software, nor has it been used with Open Source Software in a manner that would require as a condition of use, modification, hosting, or distribution of such Software that such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, (C) be redistributed, hosted or otherwise made available at no or minimal charge, or (D) be licensed, sold or otherwise made available on terms that (1) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with the marketing, licensing or distribution of such Software or (2) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such Software. Seller has taken reasonable steps, including by implementing and enforcing appropriate policies to prevent use of Open Source Software in the Software owned by Seller.

(p) Seller is in material compliance with any posted privacy policies and any Laws or regulations relating to personally identifiable information.

5.12 Material Contracts.

(a) Schedule 5.12(a) sets forth, by reference to the applicable subsection of this Section 5.12(a), all of the following Contracts to which Seller is a party or by which Seller or Seller’s assets or properties are currently bound (collectively, the “Material Contracts”), all as they relate to the operation of the Business:

(i) Contracts with any current or former officer, director, equity holder, manager, member or Affiliate of Seller;

(ii) Contracts with any labor union or association representing any Employee of Seller;

(iii) Contracts for the sale of any of the assets of Seller other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iv) Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(v) Contracts containing covenants of Seller not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with Seller in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(vi) Contracts relating to the acquisition (by merger, purchase of equity or assets or otherwise) by Seller of any operating business or material assets or the capital stock of any other Person;

(vii) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of Seller, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(viii) all Contracts providing for current or future payments by or to Seller in excess of $300,000 (except this Agreement or related closing documents);

(ix) Contracts providing for severance, retention, change in control or other similar payments;

(x) Contracts for the payment of commissions in any amount, and Contracts for the employment on a full-time, part-time or consulting or other basis providing annual compensation in excess of $150,000, to any individual;

(xi) material management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice;

(xii) outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by Seller; and

(xiii) current Contracts that are otherwise material to Seller.

(b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of Seller and of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise set forth on Schedule 5.12(b), continue in full force and effect and will not cause a breach or default thereunder including with either or both of the lapse of time and the giving of notice. Seller is not in default under any Material Contract, nor, to the Knowledge of Seller, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default by Seller or any other party thereunder. No party to any of the Material Contracts has (i) to the Knowledge of Seller exercised any termination rights with respect thereto, and (ii) no party has provided notice to Seller of its intention to exercise any termination rights with respect thereto or has given notice to Seller of any significant dispute with respect to any Material Contract. Seller has and will transfer to Purchaser at the Closing, good and valid title to the Material Contracts, free and clear of all Liens other than Permitted Exceptions. Seller has made available to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

5.13 Employee Benefits.

(a) Schedule 5.13(a) contains a true and complete list of all Plans. Seller has made available to Purchaser true and complete copies of all documents, as they may have been amended to the date hereof, embodying or relating to the Plans. Neither Seller nor any ERISA Affiliate has maintained or contributed to or been required to contribute to or had any liability, contingent or otherwise, at any time within six (6) years prior to the Closing Time with respect to any “multiemployer plan,” as defined in Section 4001 of ERISA and any “defined benefit plan,” as defined in Section 3(35) of ERISA that are subject to Title IV of ERISA or Section 412 of the Code.

(b) There are no pending or, to the Knowledge of Seller, threatened claims by or on behalf of any the Plans, by any person covered thereby (other than ordinary claims for benefits submitted by participants or beneficiaries) or any governmental agency or authority, and neither Seller nor any ERISA Affiliate has any obligation under any Plan, or with respect to which Purchaser would have any Liability, or that could result in a Lien attaching to the Purchased Assets, including without limitation, any obligations of Seller or any ERISA Affiliate relating to: (i) any benefits provided under any life, medical or health plan (other than as an incidental benefit under any Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code) that provides benefits to retirees or other terminated Employees, other than benefit continuation rights under COBRA; (ii) any transactions in violation of Sections 406(a) or (b) of ERISA or Section 4975 of the Code with respect to any Employee Plan for which no exemption exists under Section 408 of ERISA or Sections 4975(c) or (d) of the Code, or that would result in a civil penalty being imposed under subsections (i) or (l) of Section 502 of ERISA; or (iii) any coverage under or failure to comply with COBRA.

5.14 Labor.

(a) Seller is not a party to any labor, collective bargaining or similar agreement, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect Seller.

(b) No Employees (excluding contractors and consultants) are represented by any labor organization. No labor organization or group of Employees (excluding contractors and consultants) has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving Seller pending or, to the Knowledge of Seller, threatened by any labor organization or group of Employees (excluding contractors and consultants).

(c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of Seller, threatened against or involving Seller. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any Employee or group of Employees.

(d) There are no complaints, charges or claims against Seller pending or, to Knowledge of Seller, threatened that could be brought or filed, with any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual. Seller is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, classification of individuals as independent contractors, classification of employees as exempt/non-exempt. WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to Seller within the six (6) months prior to Closing.

5.15 Litigation. Except as set forth in Schedule 5.15, there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened against Seller (or to the Knowledge of Seller, pending or threatened, against any of the officers, managers, directors or key Employees of Seller with respect to their business activities on behalf of Seller), or to which Seller is otherwise a party, before any Governmental Body; nor to the Knowledge of Seller is there any reasonable basis for any such Legal Proceeding. Except as set forth on Schedule 5.15, Seller is not subject to any Order, and Seller is not in breach or violation of any Order. Except as set forth on Schedule 5.15, Seller is not engaged in any Legal Proceeding to recover monies due it or for damages sustained by it. There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against Seller or to which Seller is otherwise a party relating to this Agreement or any Seller Document or the transactions contemplated hereby or thereby.

5.16 Compliance with Laws; Permits.

(a) Seller has complied with and is in compliance, in both instances in all material respects, with all Laws applicable to its operations or the Purchased Assets or the Business. Seller has not received any written or other notice of or been charged with the violation of any Laws. To the Knowledge of Seller, Seller is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation. Seller has not violated any Law concerning the export or re-export of any products or services or the prohibited boycott of any country.

(b) Schedule 5.16(b) contains a list of all Permits which are required for the operation of the Business as presently conducted and as presently intended to be conducted (“Seller Permits”), other than those the failure of which to possess is immaterial. Seller currently has all Permits which are required for the operation of the Business as presently conducted and as presently intended to be conducted, other than those the failure of which to possess is immaterial. Seller is not in default or violation in any material respect of any term, condition or provision of any Seller Permit, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Seller Permit and, to the Knowledge of Seller, there are no facts or circumstances which could form the basis for any such default or violation. None of the Seller Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement.

5.17 Environmental Matters. Except as set forth on Schedule 5.17 hereto:

(a) the operations of Seller are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits and no action or proceeding is pending or, to the Knowledge of Seller, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of Seller, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits;

(b) Seller is not the subject of any outstanding written Order or Contract with any Governmental Body or Person with respect to Environmental Laws, Hazardous Materials, or any Release or threatened Release of a Hazardous Material, and Seller has not received any request for information or notification alleging responsibility under CERCLA or an analogous state statute;

(c) no claim has been made or is pending, or to the Knowledge of Seller, threatened against Seller alleging either or both that Seller may be in violation of any Environmental Law or Environmental Permit, or may have any Liability under any Environmental Law;

(d) there has been no Release or threatened Release of any Hazardous Materials on, at, under, to or about (i) any property currently or formerly owned, operated or leased by Seller, during the time of such ownership, operation or lease, or (ii) any location where Hazardous Materials from the operations or activities of Seller have come to be located; and no facts, circumstances or conditions exist with respect to Seller or any property currently or formerly owned, operated or leased by Seller or any property to which Seller arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in Seller incurring any Liabilities under Environmental Law;

(e) there are no pending or, to the Knowledge of Seller, threatened, investigations of Seller, its operations or any currently or formerly owned, operated or leased property which could lead to the imposition of Liabilities or Liens under Environmental Law;

(f) the transactions contemplated hereunder do not require the consent of or filings with any Governmental Body with jurisdiction over Seller with respect to environmental matters; and

(g) Seller has provided to Purchaser all environmentally related Permits, governmental submissions, audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, operated or leased properties of Seller.

5.18 Insurance. Seller has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which Seller is a party or by which it is bound and (b) which are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the Business and assets and properties of Seller as related to the Business. Set forth in Schedule 5.18 is a list of all insurance policies and all fidelity bonds held by or applicable to Seller setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Time are generally excluded from the scope of the respective policy.

Except as set forth on Schedule 5.18, no event relating to Seller has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of Seller, no threat has been made to cancel any insurance policy of Seller during such period. Except as set forth on Schedule 5.18, all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated by this Agreement. No event has occurred, including the failure by Seller to give any notice or information, or Seller giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Seller under any such insurance policies. There are no pending claims under any such property and casualty insurances policies, and to the Knowledge of Seller, no events have occurred that would give rise to a claim under any such property and casualty policies.

5.19 Accounts and Notes Receivable and Payable.

(a) A complete and accurate list of the accounts receivable reflected on the Balance Sheet and arising after the Balance Sheet Date, showing the aging thereof, is included in Schedule 5.19. All accounts and notes receivable of Seller have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms. All accounts and notes receivable of Seller reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts and notes receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof within ninety (90) days after the day on which it first becomes due and payable, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. None of the accounts or the notes receivable of Seller (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on sale-or-return basis or subject to any other repurchase or return arrangement.

(b) All accounts payable of Seller reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.

5.20 Related Party Transactions. Except as set forth on Schedule 5.20 hereto, no Employee (excluding contractors and consultants), officer, director, manager, equity holder, partner or member of Seller, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to Seller nor does Seller owe any amount to, or has Seller committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with Seller (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by Seller, (iv) has any claim or cause of action against Seller or (v) owns any direct or indirect interest of any kind in, or controls or is a director, manager, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, service provider, customer, client, landlord, tenant, creditor or debtor of Seller.

5.21 Banks. Schedule 5.21 contains a complete and correct list of (a) the names and locations of all banks in which Seller has accounts or safe deposit boxes related to the Business, (b) the account numbers of all such accounts and (c) the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 5.21, no person holds a power of attorney to act on behalf of Seller.

5.22 Financial Advisors. Except as set forth on Schedule 5.22, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

5.23 Certain Payments. Neither Seller nor, to the Knowledge of Seller, any director, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for Seller, (ii) to pay for favorable treatment for business secured by Seller, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to Seller that has not been recorded in the books and records of Seller.

5.24 Terms of Service. Set forth on Schedule 5.24(i) are the terms of service related to the Business under which Seller provides services to its customers. Except as set forth on Schedule 5.24(ii), no customers are entitled to or benefit from any service level or performance guarantees or any warranties for a period of more than one year from the Closing Time with respect to the products and services provided by Seller related to the Business. In addition, no customers are entitled to any refunds, credits or rights of set-off with respect to any products or services provided by Seller related to the Business, and no customers are entitled to maintenance related to the Business from Seller without compensation.

5.25 Customers and Suppliers.

(a) Set forth on Schedule 5.25(a) are the Business’s ten (10) largest customers, by dollar volume, during the period beginning January 1, 2011 and ending on December 31, 2012 and set forth opposite the name of each such customer is the dollar amount of sales attributable to such customer for such periods. Seller is not engaged in any material dispute with any current customer, no such customer has notified Seller that it intends to terminate or materially reduce its business relations with Seller, and Seller has no information with respect to a reason why any such customer would not continue such business relationship with Purchaser after the Closing.

(b) Set forth on Schedule 5.25(b) are the Business’s ten (10) largest vendors, by dollar volume, during the period beginning January 1, 2011 and ending on December 31, 2012. Seller is not engaged in any material dispute with any current vendor and no such vendor has notified Seller that it intends to terminate or materially reduce its business relations with Seller, and Seller has no information with respect to a reason why any such vendor would not continue such business relationship with Purchaser after the Closing.

5.26 Payment of Bonuses. Seller has paid all bonuses for the year ended December 31, 2012 to the employees of the Business.

5.27 Full Disclosure. No representation or warranty of Seller contained in this Agreement or in any of the Seller Documents and no written statement made by or on behalf of Seller to Purchaser or any of its Affiliates pursuant to this Agreement or any of the Seller Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There are no facts which Seller has not disclosed to Purchaser in writing which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

6.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Purchaser is duly qualified or authorized to do business, except where the failure to be so qualified or authorized would not reasonably be expected to adversely affect the operations of Purchaser, and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business requires such qualification or authorization. Purchaser has delivered to Seller true, complete and correct copies of Purchaser’s certificate of formation and bylaws or comparable organizational documents as in effect on the date hereof.

6.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement and each Purchaser Document has been duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each Purchaser Document constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 6.3(a) hereto, none of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of formation and bylaws of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law.

(b) Except as set forth on Schedule 6.3(b) hereto, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof, except for such consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

6.4 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

6.5 Financial Advisors. Except as set forth on Schedule 6.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VII

COVENANTS

7.1 Non-Competition; Non-Solicitation; Confidentiality.

(a) Except for services to be provided in connection with Seller’s Product Business, for a period from the Closing Time to the third (3rd) anniversary of the Closing Time plus the number of years obtained by multiplying (i) three (3) years by (ii) a fraction, the numerator of which is the actual aggregate amount of Earn-Out Payments that are earned through the year ended December 31, 2015 in accordance with Section 3.4 of this Agreement, if any, and the denominator of which is $17,000,000 (the “Restricted Period”) (however, in the event that on the third (3rd) anniversary of the Closing Time, all $17,000,000 of the potential Earn-Out

Payments have not already been finally determined to have been earned pursuant to Section 3.4 of this Agreement, then the Restricted Period shall be extended to the later of (i) the date the Third Year Earn-Out Payment is finally determined pursuant to Section 3.4 of this Agreement or (ii) the Restricted Period as set forth in the formula in the previous sentence taking into account any Third Year Earn-Out Payment), Seller shall not, and shall cause the Voting Trustees and Voting Shareholders not to, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control, of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the Business or that otherwise competes with the Business (a “Restricted Business”) in the Territory; provided, that the restrictions contained in this Section 7.1(a) shall not restrict the acquisition by Seller, directly or indirectly, of less than five percent (5%) of the outstanding capital stock of any publicly traded company engaged in a Restricted Business. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(b) During the Restricted Period, Seller shall not, and shall cause the Voting Trustees and Voting Shareholders not to, directly or indirectly: (i) cause, solicit, induce or encourage any Employees to leave employment of Purchaser or any of its Affiliates or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, entity subcontractor, supplier (including any content providers) or licensor of the Business (including any existing or former customer of Seller and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship or hire or otherwise engage any such entity or subcontractor.

(c) From and after the Closing Time, Seller shall not and shall cause its Affiliates and their respective officers, and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser, any Confidential Information. Seller and its officers, directors and Affiliates shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, that in the event disclosure is required by applicable Law, Seller shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order.

(d) The covenants and undertakings contained in this Section 7.1 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.1 will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 7.1 will be inadequate. Therefore, Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.1 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 7.1 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity. In the event that Purchaser were to seek damages for any breach of this Section 7.1, the portion of the Purchase Price which is allocated by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

(e) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.1 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

7.2 Preservation of Records. Seller and Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the Business for a period of six (6) years from the Closing Time and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, the preparation of any Tax returns or any inquiries or audits related thereto by any Governmental Body, any insurance claims by, Legal Proceedings against or governmental investigations of Seller or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Seller or Purchaser wishes to destroy (or permit to be destroyed) such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

7.3 Publicity. Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless (i) in the sole judgment of Purchaser or Seller, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or Seller lists securities, provided, that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof, (ii) in the sole judgment of Purchaser, the disclosure is required to be made pursuant to the terms of the indenture governing Purchaser’s 12.125% Senior Secured Notes due 2018 or (iii) Purchaser makes such disclosure pursuant to U.S. securities laws. Each of Purchaser and Seller agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except (i) where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law, (ii) in the sole judgment of Purchaser, the disclosure is required to be made pursuant to the terms of the indenture governing Purchaser’s 12.125% Senior Secured Notes due 2018 or (iii) Purchaser makes such disclosure pursuant to U.S. securities laws.

7.4 Use of Name. Seller hereby agrees that upon the Closing, Purchaser shall have the right to the use of the name CSI Services Group or similar names, and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise used in the Business, including any name or mark confusingly similar thereto all as set forth on Schedule 7.4 (collectively, the “Seller Marks”), for a period of eighteen (18) months following the Closing. Within five (5) Business Days after the Closing Time, Seller will update its website to provide that the link to the Business’s portion of Seller’s website links to an address on Purchaser’s website, as Purchaser may reasonably request. Seller agrees maintain such link, and make changes thereto as Purchaser may reasonably request, for a period of eighteen (18) months following the Closing. Seller shall not, and shall not permit any Affiliate to, use such name or any variation or simulation thereof or any of the Seller Marks.

7.5 Audit of the Business. As soon as possible after the Closing, but within three (3) months after the Closing Time, Seller will deliver to Purchaser audited financial statements of the Business as of, and for the twelve (12) months ended, December 31, 2012.

ARTICLE VIII

EMPLOYEES AND EMPLOYEE BENEFITS

8.1 Employment.

(a) Transferred Employees. On or prior to the Closing Time, Purchaser shall deliver, in writing, an offer of employment (on an “at will” basis) to those Employees identified by Purchaser on Schedule 8.1(a) at the same salary or hourly wage rate and position in effect immediately prior to the Closing Time. Such individuals who accept such offer by the Closing Time are hereinafter referred to as the “Transferred Employees.” Subject to applicable Laws, on and after the Closing Time, Purchaser shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).

(b) Excluded Employees. Any Employee who is not offered employment by Purchaser prior to Closing, or who does not accept an offer of employment by Purchaser and commence work with Purchaser immediately after the Closing, in each case pursuant to Section 8.1(a), is hereinafter referred to as an “Excluded Employee.”

8.2 Standard Procedure. Pursuant to the “Standard Procedure” provided in section 5 of Revenue Procedure 2004-53, 2004-34 I.R.B. 320, (i) Purchaser and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (iii) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee only with respect to the portion of the year during which such Employees are employed by Purchaser that includes the Closing Time, excluding the portion of such year that such Employee was employed by Seller.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Seller Document or Purchaser Document shall survive the Closing through and including the date that is fifteen (15) months following the Closing Time (the “General Survival Period”); provided, that (a) the representations and warranties (x) of Seller set forth in Sections 5.1 (organization and good standing; no subsidiaries), 5.2 (authorization of agreement; ownership of Seller), 5.6 (title to purchased assets; sufficiency; fair consideration), 5.22 (financial advisors) and 5.23 (certain payments) shall survive the Closing indefinitely, (y) of Seller set forth in Sections 5.8 (taxes), 5.13 (employee benefits), and 5.17 (environmental matters) shall survive the Closing until the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof or, with respect to third party claims that are the subject matter thereof, until thirty (30) days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof, and (z) of Purchaser set forth in Sections 6.1 (organization and good standing), 6.2 (authorization of agreement) and 6.5 (financial advisors) shall survive the Closing indefinitely (in each case, the “Survival Period”), and (b) any claim with respect to any fraudulent, intentional or willful breach of any representation will survive and can be made by a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable, indefinitely; provided, that any obligations under Sections 9.2(a)(i) and 9.2(b)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 9.3(a) before the termination of the applicable Survival Period. Notwithstanding anything to the contrary in this Section 9.1, the indemnification obligations pursuant to this Article IX shall not terminate with respect to any indemnification claim made by a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be, prior to the expiration of the applicable Survival Period until such claim is resolved. Notwithstanding any other provision of this Agreement, the expiration of any Survival Period hereunder shall not be construed in a manner that would make any Excluded Liability an Assumed Liability for purposes of this Agreement.

9.2 Indemnification.

(a) From and after the Closing, subject to Sections 9.1, 9.4 and 9.5 hereof, Seller and the Voting Trustees and the Voting Shareholders hereby agree to jointly and severally indemnify and hold Purchaser and its Affiliates and their respective directors, managers, officers, employees, equity holders, members, partners, agents, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and reasonable attorneys’ and other professionals’ fees and including those arising under Environmental Law), whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”) based upon, attributable to or resulting from:

(i) any breach of the representations or warranties made by Seller in this Agreement , the Supply Agreement or the Escrow Agreement;

(ii) any breach of any covenant or other agreement on the part of Seller under this Agreement, the Supply Agreement or the Escrow Agreement;

(iii) any Transferred Employee resulting from or based upon (A) any employment-related liability (statutory or otherwise) with respect to employment or termination of employment on or prior to the Closing Time, (B) any liability of Seller relating to, arising under or in connection with any Plan, including any liability under COBRA, whether arising prior to, on or after the Closing Time and (C) any liability under WARN;

(iv) any Excluded Asset or any Excluded Liability or Excluded Employee or the operation of the Business by Seller on or prior to the Closing; and

(v) any event, condition, circumstance, activity, practice, incident, action, omission, negligence, fault or plan initially existing or occurring (or alleged to have occurred) prior to the Closing relating to or involving in any way Seller or the Business, including any pending or threatened (at any time prior to Closing) Legal Proceeding involving Seller or the Business and relating to any such event, condition, circumstance, activity, practice, incident, action, omission or plan (whether or not any such event, condition, circumstance, act, practice, incident, action, omission, negligence, fault, plan or Legal Proceeding has been disclosed on any disclosure schedule or otherwise to Purchaser).

THIS INDEMNITY OBLIGATION IS INTENTED TO ALLOCATE LIABILITY FOR, WITHOUT LIMITATION, (I) ANY CLAIMS RESULTING FROM THE NEGLIGENCE OR ALLEGED NEGLIGENCE OF ANY PURCHASER INDEMNIFIED PARTY AND (II) STATUTORY AND COMMON LAW NEGLIGENCE AND STRICT LIABILITY CLAIMS AS WELL AS NEGLIGENCE, STRICT LIABILITY, AND ALL OTHER CLAIMS ARISING UNDER ENVIRONMENTAL LAWS, INCLUDING CERCLA.

(b) From and after the Closing and subject to Sections 9.1 and 9.4, Purchaser hereby agrees to indemnify and hold Seller and its Affiliates and their respective equity holders, directors, officers, employees, members, partners, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses based upon, attributable to or resulting from:

(i) any breach of the representations or warranties made by Purchaser in this Agreement, the Supply Agreement or the Escrow Agreement;

(ii) any breach of any covenant or other agreement on the part of Purchaser under this Agreement, the Supply Agreement or the Escrow Agreement; and

(iii) any Assumed Liability or the operation of the Business by Purchaser after the Closing.

9.3 Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a third party claim may be asserted, subject to Section 9.1, by written notice to the party from whom indemnification is sought; provided, that, subject to Section 9.1, failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article IX.

(b) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 9.2 hereof (regardless of the limitations set forth in Section 9.4) (a “Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual material loss and prejudice as a result of such failure. Subject to the provisions of this Section 9.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder; provided, that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, then it shall within five (5) Business Days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided, that the indemnifying party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the reasonable expenses of defending such Third Party Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Third Party Claim, then the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim. Each party hereto agrees to provide reasonable access to each other party to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third

Party Claim. Notwithstanding anything in this Section 9.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the prior written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless (x) the claimant (or claimants) and such party provide to such other party an unqualified release from all Liability in respect of the Third Party Claim or (y) if such Third Party Claim is with respect to Taxes such settlement or compromise could not reasonably be expected to have an adverse effect on Purchaser. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

(c) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party in accordance with Section 9.5.

9.4 Limitations on Indemnification for Breaches of Representations and Warranties.

(a) An indemnifying party shall not have any liability under Section 9.2(a)(i) or Section 9.2(b)(i) hereof unless the aggregate amount of Losses incurred by the indemnified parties and indemnifiable hereunder exceeds $325,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay only for the amount by which such Losses exceed the Basket; provided, that the Basket limitation shall not apply to Losses related to (x) the failure to be true and correct of any of the representations and warranties set forth in Sections 5.1 (organization and good standing), 5.2 (authorization of agreement; ownership of seller), 5.6 (title to purchased assets; sufficiency; fair consideration), 5.8 (taxes), 5.13 (employee benefits), 5.22 (financial advisors) and 5.23 (certain payments), and 6.1 (organization and good standing), 6.2 (authorization of agreement) and 6.5 (financial advisors) of this Agreement, (y) any indemnification claim arising out of any fraudulent or, if determined to be intentional or willful by a court of competent jurisdiction in a final nonappealable judgment, intentional or willful breach of any representation of Seller in this Agreement or in any Seller Document or (z) any indemnification claim arising out of any fraudulent or, if determined to be intentional or willful by a court of competent jurisdiction in a final nonappealable judgment, intentional or willful breach of any representation of Purchaser in this Agreement or in any Purchaser Document.

(b) None of Seller, the Voting Trustees, the Voting Shareholders or Purchaser shall be required to indemnify any Person under Section 9.2(a)(i) or 9.2(b)(i) for an aggregate amount of Losses exceeding twenty-five percent (25%) of the Purchase Price actually paid to Seller (the “Cap”); provided, that there shall be no Cap with respect to Losses related to (x) the failure to be true and correct of any of the representations or warranties contained in Sections 5.1 (organization and good standing), 5.2 (authorization of agreement; ownership of seller), 5.6 (title to purchased assets; sufficiency), 5.8 (taxes), 5.13 (employee benefits), 5.17 (environmental matters), 5.22 (financial advisors) and 5.23 (certain payments), and 6.1 (organization and good standing), 6.2 (authorization of agreement) and 6.5 (financial advisors) of this Agreement, (y) any indemnification claim arising out of any fraudulent or, if determined to be intentional or willful by a court of competent jurisdiction in a final nonappealable judgment, intentional or willful breach of any representation of Seller in this Agreement or any Seller Document or (z) any indemnification claim arising out of any fraudulent or, if determined to be intentional or willful by a court of competent jurisdiction in a final nonappealable judgment, intentional or willful breach of any representation of Purchaser in this Agreement or any Purchaser Document.

(c) Any amounts payable pursuant to this Article IX shall be net of any insurance proceeds actually received by the party in connection with such Loss.

9.5 Indemnity Escrow. At the Closing Time, Purchaser shall, on behalf of Seller, pay to Wells Fargo Bank, National Association, a national banking association, as agent to Purchaser and Seller (the “Escrow Agent”), in immediately available funds, to the account (the “Indemnity Escrow Account”) designated by the Escrow Agent, an amount equal to $1,800,000 (plus interest and investment income, the “Indemnity Escrow Amount”), in accordance with the terms of this Agreement and the Escrow Agreement, in the form of Exhibit F hereto, which will be executed at the Closing, by and among Purchaser, Seller and the Escrow Agent (the “Escrow Agreement”). Any payment Seller is obligated to make to any Purchaser Indemnified Parties pursuant to this Article IX shall be paid first, to the extent there are sufficient funds in the Indemnity Escrow Account, by release of funds to the Purchaser Indemnified Parties from the Indemnity Escrow Account by the Escrow Agent pursuant to the terms of the Escrow Agreement and shall accordingly reduce the Indemnity Escrow Amount and, second, to the extent the Indemnity Escrow Amount is insufficient to pay any remaining sums due, then Seller, the Voting Trustees and the Voting Shareholders shall be required to pay all of such additional sums due and owing to the Purchaser Indemnified Parties by wire transfer of immediately available funds within five (5) Business Days after the date of such notice, and in the event Seller, the Voting Trustees and the Voting Shareholders do not make such payment pursuant to this Section 9.5, Purchaser may deduct such amount from any Earn-Out Payments due pursuant to Section 3.4.

9.6 Tax Treatment of Indemnity Payments. Seller, the Voting Trustees, the Voting Shareholders and Purchaser agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for all Tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under Article IX (including this Section 9.6) is determined to be taxable to the party receiving such payment by any Taxing Authority, then the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

ARTICLE X

TAXES

10.1 Transfer Taxes. Seller shall (i) be responsible for and shall pay or cause to be paid any and all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer,

stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law and (ii) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.

10.2 Prorations. All real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Time, shall be prorated between Purchaser and Seller as of the Closing Time. Seller shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period up to and including the Closing Time. Purchaser shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period after the Closing Time. With respect to Taxes described in this Section 10.2, Purchaser shall prepare and timely file all Tax Returns due after the Closing Time with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 10.2 and such payment includes the other party’s share of such Taxes, then such other party shall promptly reimburse the remitting party for its share of such Taxes.

10.3 Cooperation on Tax Matters. Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

ARTICLE XI

MISCELLANEOUS

11.1 Expenses. Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

11.2 Submission to Jurisdiction; Consent to Service of Process.

(a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction by the state courts of Collin County, Texas or, if it has or can obtain jurisdiction, the U.S. District Court for the Eastern District of Texas over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 11.5.

11.3 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), the Seller Documents and the Purchaser Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument of subsequent date hereto making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided at law or in equity.

11.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and performed in such State.

11.5 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by fax (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and fax numbers (or to such other address or fax number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

Cellular Specialties, Inc.

670 North Commercial Street

Manchester, New Hampshire 03101

Fax: 603.626.6042

Attention: R. Bruce Wilson, President & Chief Executive Officer

With a copy to:

Devine, Millimet & Branch, Professional Association

111 Amherst Street

Manchester, New Hampshire 03101

Fax: 603.518.2976

Attention: Steven Cohen, Esq.

If to Purchaser, to:

Goodman Networks Incorporated

6400 International Parkway

Suite 1000

Plano, TX 75093

Fax: 912.406.9291

Attention: Scott Pickett

With a copy to:

Haynes and Boone, LLP

2323 Victory Avenue

Suite 700

Dallas, TX 75219-7673

Fax: 214.200.0636

Attention: Bruce Newsome

If to the Voting Trustees or the Voting Shareholders, then to their respective address and contact information provided on the signature pages hereto.

11.6 Severability. If any term or other provision of this Agreement is judicially determined to be invalid, illegal, or incapable of being enforced by any law or public policy, by a court of competent jurisdiction, then all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such judicial determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.7 Binding Effect; Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided in Section 9.2 and below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void;

provided, that Purchaser may assign this Agreement and any or all rights but not its obligations hereunder (including Purchaser’s rights to purchase the Purchased Assets and assume the Assumed Liabilities and Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser, any Person from which it has borrowed money or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the assets relating to the Business; and further provided that Seller may transfer and assign all of its rights in liquidation and dissolution to its Voting Trustees, its Voting Shareholders, or to a liquidating trustee should it determine to do so, and in such case, the Voting Trustees, Voting Shareholders and the liquidating trustee shall succeed to all of Seller’s rights, and assume, agree to pay, perform, and discharge when due, all of Seller’s obligations and liabilities, pursuant to this Agreement and all documents executed pursuant to or in furtherance of the transactions set forth in this Agreement. Upon any such permitted assignment, the references in this Agreement to Purchaser and/or Seller shall also apply to any such assignee unless the context otherwise requires.

11.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, as of the date first written above.

PURCHASER:

GOODMAN NETWORKS INCORPORATED

By:	/s/ Ron B. Hill
Name: Ron B. Hill
Title: President and Chief Executive Officer

SELLER:

CELLULAR SPECIALTIES, INC.

By:	/s/ R. Bruce Wilson
Name: R. Bruce Wilson
Title: President and Chief Executive Officer

VOTING TRUSTEES, solely for the purposes of Articles VII and IX:

/s/ Scott T. Goodrich
Scott T. Goodrich, individually

815 Dodge Hill Road
Francestown, NH 03043 Fax: 603.518.2992

/s/ Kelley R. Carr
Kelley R. Carr, individually

2 Moore Lane
Exeter, NH 03833 Fax: 603.518.2992

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

/s/ Fred N.S. Goodrich
Fred N.S. Goodrich, individually

255 Tasker Drive
Barnstead, NH 03218 Fax: 603.518.2992

/s/ R. Bruce Wilson
R. Bruce Wilson, individually

56 Seton Drive
Bedford, NH 03110 Fax: 603.669.4355

VOTING SHAREHOLDERS, solely for the purposes of Articles VII and IX:

Scott T. Goodrich, Trustee of the Scott T. Goodrich Trust 2011, dated March 25, 2011

By:	/s/ Scott T. Goodrich
Name: Scott T. Goodrich

815 Dodge Hill Road
Francestown, NH 03043 Fax: 603.518.2992

Kelley R. Carr, Trustee of the Kelley R. Carr Trust u//t/d December 28, 2000

By:	/s/ Kelley R. Carr
Name: Kelley R. Carr

2 Moore Lane
Exeter, NH 03833
Fax: 603.518.2992

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

Fred N.S. Goodrich, Trustee of the Fred N.S. Goodrich 1980 Revocable Trust Indenture

By:	/s/ Fred N.S. Goodrich
Name: Fred N.S. Goodrich

255 Tasker Drive
Barnstead, NH 03218
Fax: 603.518.2992

R. Bruce Wilson, Trustee of the R. Bruce Wilson Living Trust dated July 24, 2006

By:	/s/ R. Bruce Wilson
Name: R. Bruce Wilson

56 Seton Drive
Bedford, NH 03110
Fax: 603.518.2992

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

Exhibit A

Form of Assignment and Assumption Agreement

Exhibit A

Exhibit B

Form of Bill of Sale

Exhibit B

Exhibit C

Form of Non-Competition Agreement

Exhibit C

Exhibit D

Form of Employment Agreement

Exhibit D

Exhibit E

Form of Consulting Agreement

Exhibit E

Exhibit F

Form of Escrow Agreement

Exhibit F

Exhibit G

Form of Supply Agreement

Exhibit G

Exhibit H

Form of Transition Services Agreement

Exhibit H

Exhibit I

Form of Sublease – 150 Dow Court, Manchester, NH

Exhibit I

Exhibit J

Sample Earn-Out Payment Calculations

Exhibit J

Exhibit K

Balance Sheet Accounts included in Net Working Capital

Exhibit K